Form 10-K, Exhibit 13
period 2002-12-31
GRAINGER W W INC
filed 2003-03-20
CIK 277135

Exhibit 13 to the Annual Report on Form 10-K of W.W. Grainger, Inc. for the year ended December 31, 2002

W.W. GRAINGER, INC., AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses in the financial statements. Management bases its estimates on historical experience and other assumptions, which it believes are reasonable. If actual amounts are ultimately different from these estimates, the revisions are included in the Company’s results of operations for the period in which the actual amounts become known.

        Accounting policies are considered critical when they require management to make assumptions about matters that are highly uncertain at the time the estimate is made and when different estimates than management reasonably could have used have a material impact on the presentation of the Company’s financial condition, changes in financial condition, or results of operations.

        A description of the Company’s critical accounting policies follows.

Postretirement Healthcare Benefits

The Company has a postretirement healthcare benefits plan that provides coverage to its retired employees and their dependents who have elected to maintain such coverage. A majority of the Company’s employees become eligible for participation when they qualify for retirement while working for the Company. Participation in the plan is voluntary and requires participants to make contributions toward the cost of the plan, as determined by the Company. The benefit obligation was determined by applying the terms of the plan and actuarial models required by Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” These models include various actuarial assumptions, including discount rates, assumed rates of return on plan assets, and healthcare cost trend rates. The actuarial assumptions also anticipate future cost-sharing changes to retiree contributions that will maintain the current cost-sharing ratio between the Company and the retirees. The Company evaluates its actuarial assumptions on an annual basis and considers changes in these long-term factors based upon market conditions, historical experience, and the requirements of SFAS No. 106. The Company has established a Group Benefit Trust as the vehicle to fund the plan and process benefit payments. The funding of the trust is an estimated amount that is intended to allow the maximum deductible contribution under the Internal Revenue Code of 1986, as amended. The assets of the trust are invested in Standard & Poor’s 500 index (S&P 500) funds. The Company uses long-term historical actual return on plan assets and the historical performance of the S&P 500 to develop its expected return on plan assets. The expected return on plan assets that the Company used as of December 31, 2002, was 5.4%, net of tax at 40%. The use of expected long-term rate of return on plan assets may result in projected returns that are greater or less than the actual return on plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns and, therefore, result in a pattern of income and expense recognition that more closely matches the pattern of the services provided by the employees. The change in the expected long-term rate of return on plan assets did not have a material effect on the net periodic benefit cost for the year ended December 31, 2002. The Company reviews external data and its own historical trends for healthcare costs to determine the healthcare cost trend rates.

        Actual results could differ materially from the Company’s estimates if the Company modified its assumptions. For example, if the assumed healthcare cost trend rate increased by one percentage point for each year, the accumulated postretirement benefit obligation (APBO) as of December 31, 2002, would increase by $18.0 million. The aggregate of the service cost and interest cost components of the 2002 net periodic postretirement benefits expense would increase by $2.4 million. If the assumed healthcare cost trend decreased by one percentage point for each year, the APBO as of December 31, 2002, would decrease by $14.3 million. The aggregate of the service cost and interest cost components of the 2002 net periodic postretirement benefits expense would decrease by $1.9 million. While the Company has used its best judgment in making its assumptions and estimates, assumption changes may be required in future years. For additional information, see Note 13 to the Consolidated Financial Statements.

Insurance Reserves

The Company purchases insurance for catastrophic exposures as well as those risks required to be insured by law. The Company also retains a significant portion of the risk of losses related to workers’ compensation, general liability, and property. Reserves for these potential losses are based on an external analysis of the Company’s historical claims results and other actuarial assumptions.

Allowance for Doubtful Accounts

The Company establishes reserves for customer accounts receivable balances that are potentially uncollectible. The methods used to estimate the required allowance are based on several factors including the age of the receivable, the historical ratio of actual write-offs to sales, and projected write-offs. These analyses take into consideration economic conditions that may have an impact on a specific industry, group of customers, or a specific customer. The reserves could be materially different if economic conditions change or actual results deviate from historical trends.

Inventory Reserves

The Company establishes inventory reserves for valuation, shrinkage, and excess and obsolete inventory. Inventories are stated at the lower of cost or market. For the majority of operations, the Company has elected to use the last-in, first-out (LIFO) method of inventory costing. Typically this method results in a lower inventory value and higher cost of sales than the first-in, first-out (FIFO) method due to the effect of inflation.

        The Company records provisions for inventory shrinkage based on historical experience to account for unmeasured usage or loss. Actual results differing from these estimates could significantly affect the Company’s inventories and cost of goods sold.

        The Company records provisions for excess and obsolete inventories for the difference between the cost of inventory and its estimated realizable value based on assumptions about future product demand and market conditions. Actual product demand or market conditions could be different than projected by management.

Other

Other significant accounting policies, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of the financial statements. Policies relating to revenue recognition, depreciation, intangibles, long-lived assets, income taxes, and warranties require judgments on complex matters that are often subject to multiple external sources of authoritative guidance such as the Financial Accounting Standards Board, Securities and Exchange Commission, etc. Although no specific conclusions reached by these authorities appear likely to cause a material change in the Company’s accounting policies, outcomes cannot be predicted with confidence. Also see Note 2 to the Consolidated Financial Statements, which provides a summary of the Company’s significant accounting policies.

RESULTS OF OPERATIONS

The following table is included as an aid to understanding changes in the Company’s Consolidated Statements of Earnings.

	For the Years Ended December 31,

	Items in Consolidated Statements of Earnings as a Percent of Net Sales			Percent Increase (Decrease) from Prior Year

	2002	2001	2000	2002		2001

Net sales	100.0%	100.0%	100.0%	(2	.3)%	(4	.5)%
Cost of merchandise sold	65.6	66.6	68.2	(3.8)		(6.7)
Operating expenses	25.9	26.3	25.1	(3.7)		0.0
Operating earnings	8.5	7.1	6.7	16.1		1.0
Other income (expense), net	0.1	(0.8)	0.0	(111.3)		1,071.4
Income taxes	3.5	2.6	2.8	32.3		(11.5)
Cumulative effect of accounting change (expense)	(0.5)	--	--	N	/A	N	/A
Net earnings	4.6%	3.7%	3.9%	21.2%		(9	.5)%

Net Sales
Company Net Sales -- 2002 Compared to 2001

The Company’s net sales of $4,643.9 million for 2002 decreased 2.3% from net sales of $4,754.3 million for 2001. This decrease resulted from a 2.4% decrease in the Branch-based Distribution Businesses segment, an 11.7% decrease at Lab Safety, and elimination of the Digital Businesses segment, partially offset by an 18.4% increase at Integrated Supply. The year 2002 had 255 sales days, the same number as 2001. Sales performance was affected by the general weakness in the North American economy.

Segment Net Sales

The following comments at the segment level include external and intersegment net sales. Comments at the business unit level include external and inter- and intrasegment net sales. For segment information see Note 21 to the Consolidated Financial Statements.

Branch-based Distribution Businesses

Net sales at the Branch-based Distribution Businesses amounted to $4,148.0 million in 2002, a 2.4% decrease as compared with 2001 sales of $4,251.6 million.

        Sales in the U.S. decreased slightly in 2002 as compared with 2001 primarily due to weakness in the North American economy. While 2002 sales to government and national accounts increased 13% and 6%, respectively, when compared with the prior year, sales declines in other categories offset those increases. The increased sales to government and national accounts were primarily due to programs focused on developing those markets.

        Sales were favorably affected by continued momentum in the Company’s Internet programs. For 2002, grainger.com processed sales of approximately $420 million, a 26% increase from the $333 million processed in 2001. The Company continues to focus on converting its customers to purchasing online. The Company has experienced incremental revenue across all channels by customers who convert to online purchasing.

        In Canada, sales decreased 12.6% in 2002 as compared with 2001. This decrease was primarily due to the elimination of automotive aftermarket parts sales as a result of the joint venture with Uni-Select Inc. established on February 1, 2002. Excluding the impact of the joint venture, sales were down 5.2% for the year due to the weakness in the natural resources sector and the loss of a few major accounts.

        In Mexico, sales decreased 5.0% in 2002 as compared with 2001. This decrease was attributable to the weak economy in Mexico, partially offset by selected price increases intended to offset the declining value of the peso.

Digital Businesses

On April 23, 2001, the Company announced that it would shut down the operations of Material Logic, with the exception of FindMRO. The Company launched Material Logic in January 2001 as a utility for large customers to facilitate the purchase of facilities maintenance products over the Internet. Material Logic would have allowed large customers to access a single, networked catalog containing easily searchable and detailed product information, pre-negotiated prices, and availability information for indirect materials from major distributors. In order for Material Logic to grow, it needed broad industry support and funding from other equity participants. The Company closed Material Logic because economic and market conditions made it difficult to find funding partners and the market developed slower than anticipated. In connection with this announcement, the Company took a pretax charge of $39.1 million in 2001. Beginning with the 2001 third quarter, the Digital Businesses segment ceased operations. For additional information, see Note 5 to the Consolidated Financial Statements. Effective June 1, 2001, FindMRO was added to the Branch-based Distribution Businesses. Consequently, no results were reported for the Digital Businesses segment in 2002, but $30.0 million of net sales were reported in 2001.

Lab Safety

Net sales at Lab Safety amounted to $286.8 million in 2002, an 11.7% decrease compared with 2001 sales of $324.8 million. Sales at Lab Safety included the results of The Ben Meadows Co., a company acquired on February 26, 2001. The sales decrease was primarily the result of weak sales in the U.S. manufacturing sector.

Integrated Supply

Net sales at Integrated Supply amounted to $226.0 million in 2002, an 18.4% increase over 2001 sales of $190.8 million. Sales growth for this business was primarily the result of increased penetration of existing customers and includes both product sales and management fees.

Cost of Merchandise Sold
Company Cost of Merchandise Sold -- 2002 Compared to 2001

The Company’s cost of merchandise sold of $3,045.7 million for 2002 decreased 3.8% from the cost of merchandise sold of $3,165.0 million for 2001. This decrease was primarily volume related due to the decline in net sales mentioned above and supply chain efficiencies.

Operating Expenses
Company Operating Expenses -- 2002 Compared to 2001

Operating expenses of $1,205.1 million for 2002 decreased 3.7% from operating expenses of $1,250.7 million for 2001. Operating expenses for 2002 included a pretax benefit related to a $1.9 million reduction of a portion of the reserve established in 2001 relating to the shutdown of Material Logic. Operating expenses for 2001 included a pretax restructuring charge of $39.1 million related to the shutdown of Material Logic, with the exception of FindMRO. Excluding these restructuring amounts from both 2002 and 2001, operating expenses decreased 0.4%. This was the result of tighter variable expense control, although the Company was unable to decrease expenses in line with the sales decrease. Advertising and bad debt expenses decreased due to fewer catalogs being printed, Company cost controls, and fewer bankruptcies of large customers, partially offset by increased payroll and benefits expenses. For additional information, see Note 5 to the Consolidated Financial Statements.

Operating Earnings
Company Operating Earnings -- 2002 Compared to 2001

The Company’s operating earnings of $393.2 million for 2002 increased 16.1% from operating earnings of $338.6 million for 2001. Operating earnings were impacted by a $1.9 million benefit and a $39.1 million expense for 2002 and 2001, respectively, related to the restructuring charge established for Material Logic. Excluding these amounts from 2002 and 2001, operating earnings increased 3.6% to $391.2 million in 2002 from $377.6 million in 2001. This increase was attributable to improved operating performance of the Company’s Branch-based Distribution Businesses, the elimination of losses of the Digital Businesses, and improved performance of Integrated Supply, partially offset by weaker performance at Lab Safety and an increase in Company level expenses not allocated to business units. The results for 2001 included operating losses of the Digital Businesses of $10.2 million.

Segment Operating Earnings

The following comments at the segment level include external and intersegment operating earnings. Comments at the business unit level include external and inter- and intrasegment operating earnings. For segment information, see Note 21 to the Consolidated Financial Statements.

Branch-based Distribution Businesses

Operating earnings of $394.9 million increased 2.2% in 2002 as compared with $386.3 million for 2001. The effect of higher gross profit margins was partially offset by lower sales and an increase in operating expenses.

        Gross profit margins improved due to selected pricing actions in 2002 intended to cover freight and supplier cost increases and to favorable product mix. Partially offsetting these improvements were an unfavorable change in selling price category mix and higher freight costs related to the logistics project.

        Operating expenses increased 1.7% in 2002 versus 2001. Operating expenses increased due to higher payroll and benefits expenses partially offset by lower advertising and bad debt expenses.

Digital Businesses

On April 23, 2001, the Company announced plans to shut down the operations of Material Logic, as previously described in the Digital Businesses Net Sales section. For additional information, see Note 5 to the Consolidated Financial Statements.

Lab Safety

Operating earnings of $47.1 million decreased 7.8% in 2002 as compared with $51.1 million for 2001. The decrease in operating earnings was primarily the result of lower sales, partially offset by lower operating expenses. The operating expense reduction was primarily the result of second quarter 2002 workforce reductions and other cost control measures, including lower advertising expenditures.

Integrated Supply

Integrated Supply had operating income of $6.2 million in 2002 compared with $0.4 million in 2001. This improvement in operating performance for 2002 was the result of eliminating or restructuring unprofitable contracts throughout 2001 and productivity gains attained by leveraging the existing cost structure. Operating income for 2002 also benefited from lower bad debt expense compared with 2001, where provisions were made for losses related to two large customer bankruptcies.

Other Income and Expense

Other income and expense was $4.7 million of income in 2002, an improvement of $46.0 million as compared with $41.3 million of expense in 2001.

        The following table provides an analysis of the components of other income and expense:

	For the Years Ended
	December 31,

(In thousands of dollars)	2002	2001

Other income and (expense)
Interest (expense),
net of interest income	$(1,590)	$ (7,847)
Equity in losses of
unconsolidated entities	(3,025)	(7,205)
Loss on liquidation of
equity in unconsolidated entity	--	(20,123)
Unclassified-net:
Gains on sales of
investment securities	7,308	138
Write-down of investments	(3,192)	(7,400)
Gains on sales of
fixed assets, net	5,219	1,613
Other	(38)	(469)

	$ 4,682	$(41,293)

        In April 2001, the Company wrote down its investment in other digital businesses and took a pretax charge of $25.1 million. This included the loss on the divestiture of the Company’s 40% investment in Works.com, Inc. (Works.com). The Company acquired its ownership in Works.com, an unrelated third party, on August 1, 2000, when the Company’s OrderZone.com business unit was combined with Works.com. Of this pretax charge, $20.1 million related to the divestiture of Works.com and was reported separately as Loss on liquidation of equity in unconsolidated entity on the income statement. Additionally, a loss of $5.0 million was included in Unclassified–net relating to the write-down to net realizable value of investments in other digital businesses. See Note 5 to the Consolidated Financial Statements.

Income Taxes

Income taxes of $162.3 million in 2002 increased 32.3% as compared with $122.8 million in 2001.

        The Company’s effective tax rate was 40.8% and 41.3% in 2002 and 2001, respectively. The rate decrease in 2002 as compared with 2001 was primarily due to a reduction of losses in unconsolidated entities. The effective tax rate for 2001 was also higher due to the tax effect of capital losses, which were not deductible in the absence of capital gains. Partially offsetting these items which increased the 2001 tax rate, was the tax effect of the write-off of investment in unconsolidated entity that had tax benefits disproportionate to the write-off.

        Excluding the effect of these items, the effective tax rate was 40.5% for both 2002 and 2001.

Cumulative Effect of Accounting Change

Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets."

        In the second quarter of 2002, the Company completed the initial process of evaluating goodwill for impairment under SFAS No. 142. Fair values of reporting units were estimated using a present value method that discounted future cash flows. When available and as appropriate, comparative market multiples were used to corroborate results of the discounted cash flows. As a result of the application of the impairment methodology introduced by SFAS No. 142, the Company recorded a noncash charge to earnings of $32.3 million ($23.9 million after-tax, or $0.26 per diluted share) related to the write-down of goodwill of its Canadian subsidiary, Acklands. Previous accounting rules incorporated a comparison of book value to undiscounted cash flows, whereas new rules require a comparison of book value to discounted cash flows, which are lower. In November 2002, the Company performed its annual evaluation of goodwill for impairment and no further write-downs were required. For additional information see Note 3 to the Consolidated Financial Statements.

Net Earnings
Company Net Earnings -- 2002 Compared to 2001

The Company’s net earnings of $211.6 million for 2002 increased 21.2% compared with 2001 net earnings of $174.5 million. The Company’s earnings per share for the year increased 21.7% to $2.24 in 2002 from $1.84 in 2001. The results for 2002 included an after-tax gain of $4.5 million from the sales of investment securities and an after-tax gain of $1.2 million related to the reduction of restructuring charges. The results for 2002 also included an after-tax charge of $23.9 million related to the cumulative effect of a change in accounting principle. The results for 2001 included an after-tax charge of $36.6 million, or $0.39 per share, related to the digital businesses described earlier. Excluding these items from both periods and excluding the cumulative effect of the change in accounting principle from 2002 results, net earnings increased 8.8% to $229.8 million in 2002 from $211.2 million in 2001, and earnings per share increased 9.4% to $2.44 in 2002 from $2.23 in 2001.

Net Sales
Company Net Sales -- 2001 Compared to 2000

The Company’s net sales of $4,754.3 million for 2001 decreased 4.5% from net sales of $4,977.0 million for 2000. This decrease resulted from a 5.2% decrease in the Branch-based Distribution Businesses segment, a 46.2% decrease in the Digital Businesses segment, and a 1.6% decrease at Lab Safety, partially offset by a 5.5% increase in the Integrated Supply and Other Businesses of the Company. The year 2001 had 255 sales days, the same number of sales days as 2000. Sales performance was affected by the general weakness in the North American economy and worsened by quarter throughout the year.

Segment Net Sales

The following comments at the segment level include external and intersegment net sales. Comments at the business unit level include external and inter- and intrasegment net sales. For segment information see Note 21 to the Consolidated Financial Statements.

Branch-based Distribution Businesses

Net sales at the Branch-based Distribution Businesses amounted to $4,251.6 million in 2001, a 5.2% decrease as compared with 2000 sales of $4,483.8 million.

        Sales in the United States decreased in 2001 as compared with 2000 primarily due to the recession in the United States. Also contributing to the decline was a decrease in the sales of seasonal products due to relatively mild weather in the summer and winter seasons. Sales to government accounts increased primarily due to strategy focused on developing the government market. Other categories declined primarily as a result of the recession in the United States.

        Sales were favorably affected by continued momentum in the Company’s Internet programs. For 2001, grainger.com processed sales of approximately $333 million, a 24.7% increase from the $267 million processed in 2000.

        In Canada, sales decreased 2.8% in 2001 as compared with 2000. This decrease was driven primarily by an unfavorable Canadian exchange rate. In local currency, sales increased 1.3% in 2001 as compared with 2000. The growth in Canada was driven primarily by an improvement in the oil and gas sector of the economy, partially offset by the impact of the weakness in other sectors of the Canadian economy. The Company’s Canadian operations also experienced a negative sales trend with sales declining in the second half of the year on a comparative basis with 2000.

        In Mexico, sales decreased 17.0% in 2001 as compared with 2000. This performance reflects the weakness in the automotive and electronics manufacturing industries and deterioration of the Mexican economy, coupled with the impact of the recession in the U.S.

Digital Businesses

Net sales for the Digital Businesses amounted to $30.0 million in 2001, a 46.2% decrease as compared with 2000 sales of $55.7 million. Net sales for this segment represented product sales and service fee revenues for FindMRO and service fee revenues for the rest of Material Logic.

        On April 23, 2001, the Company announced that it would shut down the operations of Material Logic with the exception of FindMRO. The Company launched Material Logic in January of 2001 as a utility for large customers to facilitate the purchase of facilities maintenance products over the Internet. Material Logic would have allowed large customers to access a single, networked catalog containing easily searchable and detailed product information, pre-negotiated prices, and availability information for indirect materials from major distributors. In order for Material Logic to grow, it needed broad industry support and funding from other equity participants. The Company closed Material Logic in April because economic and market conditions made it difficult to find funding partners and the market developed slower than anticipated. In connection with this announcement, the Company took a pretax charge of $39.1 million in 2001. FindMRO was then established as an operating unit separate from Material Logic. Effective June 1, 2001, FindMRO was added to the Branch-based Distribution Businesses. Beginning with the 2001 third quarter, the Digital Businesses segment ceased operations. For additional information, see Note 5 to the Consolidated Financial Statements.

Lab Safety

Net sales at Lab Safety amounted to $324.8 million in 2001, a 1.6% decrease compared with 2000 sales of $330.1 million. Sales at Lab Safety included the results of The Ben Meadows Co., a company acquired on February 26, 2001. Excluding the sales of The Ben Meadows Co., 2001 sales would have been down 6.2% when compared with 2000, primarily the result of weak sales in the U.S. industrial sector.

Integrated Supply and Other Businesses

Net sales at Integrated Supply and Other Businesses amounted to $190.8 million in 2001, a 5.5% increase over 2000 sales of $180.9 million. Sales growth for this group of businesses was related to strong sales at Integrated Supply, primarily the result of increased penetration of existing customers through the expansion of the number of locations served. Sales included product sales and management fees.

Cost of Merchandise Sold
Company Cost of Merchandise Sold -- 2001 Compared to 2000

The Company’s cost of merchandise sold of $3,165.0 million for 2001 decreased 6.7% from cost of merchandise sold of $3,391.7 million in 2000. This decrease was primarily volume related due to the decline in net sales as mentioned previously.

Operating Expenses
Company Operating Expenses -- 2001 Compared to 2000

Operating expenses of $1,250.7 million for 2001 were essentially flat when compared with operating expenses of $1,250.2 million for 2000. Operating expenses for 2001 included a pretax restructuring charge of $39.1 million related to the shutdown of Material Logic with the exception of FindMRO. Excluding the restructuring charge from 2001 and the operating expenses of Material Logic, operating expenses were essentially flat between years. This was the result of tighter variable expense control, although the Company was unable to decrease expenses in line with the sales decrease. Increases included data processing costs, as the Company continued to invest in its information systems, and increased bad debt provision in response to the weakening economic conditions in North America. Offsetting these increases were lower advertising and travel expenses. For additional information, see Note 5 to the Consolidated Financial Statements.

Operating Earnings
Company Operating Earnings -- 2001 Compared to 2000

The Company’s operating earnings of $338.6 million for 2001 increased 1.0% from operating earnings of $335.1 million for 2000. This increase was primarily attributable to improved operating performance at the Company’s Integrated Supply and Other Businesses segment, partially offset by weaker performance in the Branch-based Distribution Businesses and at Lab Safety.

Segment Operating Earnings

The following comments at the segment level include external and intersegment operating earnings. Comments at the business unit level include external and inter- and intrasegment operating earnings. For segment information, see Note 21 to the Consolidated Financial Statements.

Branch-based Distribution Businesses

Operating earnings of $386.3 million declined 2.7% in 2001 as compared with $397.3 million for 2000. Lower sales and an increase in operating expenses contributed to the decline in operating earnings, partially offset by higher gross profit margins.

        Operating expenses increased 1.9% in 2001 versus 2000. Operating expenses increased due to higher occupancy expenses, including the effect of start-up costs relating to the opening of two new distribution centers, increased data processing expenses, and increased employee benefits costs. These factors were partially offset by lower travel and entertainment expenses and lower advertising expenses.

        Gross profit margins were affected by selected pricing actions in 2001 intended to cover freight and supplier cost increases, and lower sales of seasonal products. Historically, the sales of seasonal products have lower than average gross profit margins.

Digital Businesses

On April 23, 2001, the Company announced that it would shut down the operations of Material Logic as previously described in the Digital Businesses Net Sales section. For additional information, see Note 5 to the Consolidated Financial Statements.

Lab Safety

Operating earnings of $51.1 million decreased 7.1% in 2001 as compared with $55.0 million for 2000. The decrease in operating earnings was impacted by the decline in net sales and an increase in payroll and employee benefits costs, and increased data processing costs.

Integrated Supply and Other Businesses

Integrated Supply and Other Businesses had operating income of $0.4 million in 2001 compared with operating losses of $13.3 million in 2000. This increase was primarily attributable to improved operating results at Integrated Supply. These results were achieved by eliminating or restructuring unprofitable contracts and by reducing its cost structure through improved productivity.

Other Income and Expense

Other income and expense was $41.3 million of expense in 2001 as compared with $3.5 million of expense for 2000.

        The following table provides an analysis of the components of other income and expense:

	For the Years Ended
	December 31,

(In thousands of dollars)	2001	2000

Other income and (expense)
Interest (expense),
net of interest income	$ (7,847)	$(22,512)
Equity in losses of
unconsolidated entities	(7,205)	(10,855)
Loss on liquidation of equity
in unconsolidated entity	(20,123)	--
Unclassified-net:
Gains on sales of
investment securities	138	30,017
Write-down of investments	(7,400)	--
Gains (losses) on sales
of fixed assets, net	1,613	(638)
Other	(469)	463

	$(41,293)	$ (3,525)

        In April 2001, the Company wrote down its investment in other digital businesses and took a pretax charge of $25.1 million. This included the loss on the divestiture of the Company’s 40% investment in Works.com, Inc. (Works.com). The Company acquired its ownership in Works.com, an unrelated third party, on August 1, 2000, when the Company’s OrderZone.com business unit was combined with Works.com. Of this pretax charge, $20.1 million related to the divestiture of Works.com and was reported separately as Loss on liquidation of equity in unconsolidated entity on the income statement. Additionally, a loss of $5.0 million was included in Unclassified–net, relating to the write-down to net realizable value of investments in other digital businesses. In 2000, the Company had a pretax gain on the sales of investment securities of $30.0 million. See Note 5 to the Consolidated Financial Statements.

        Excluding these items from both periods, the year 2001 had net expenses of $16.2 million versus net expenses of $33.5 million in the comparable 2000 period. The difference was primarily attributable to lower interest expense.

Income Taxes

Income taxes, which totaled $122.8 million in 2001, decreased 11.5% as compared with $138.7 million in 2000.

        The Company’s effective tax rate was 41.3% and 41.8% in 2001 and 2000, respectively. The rate decrease in 2001 was primarily due to a reduction in the amount of losses in unconsolidated entities and the tax impact of the write-off of investments in unconsolidated entities, which had tax benefits disproportionate to the loss incurred.

        These items were partially offset by the tax impact of capital losses, which are not deductible in the absence of capital gains.

        Excluding the impact of these items, the effective tax rate was 40.5% for both 2001 and 2000.

Net Earnings
Company Net Earnings -- 2001 Compared to 2000

The Company’s net earnings of $174.5 million for 2001 decreased 9.5% compared with 2000 net earnings of $192.9 million. The Company’s earnings per share for the year declined 10.2% to $1.84 in 2001 from $2.05 in 2000. The results for 2001 included an after-tax charge of $36.6 million, or $0.39 per share. The results for 2000 included an after-tax gain of $17.9 million, or $0.19 per share, related to sales of investment securities. Excluding these items from both periods, net earnings increased 20.6% to $211.2 million in 2001 from $175.0 million in 2000, and earnings per share increased 19.9% to $2.23 in 2001 from $1.86 in 2000.

Financial Condition

The Company expects its strong working capital position and cash flows from operations to continue, allowing it to maintain its planned level of operations, capital expenditures, and payment of its cash dividends.

Cash Flow

Net cash flows from operations of $303.5 million in 2002, $509.2 million in 2001, and $278.4 million in 2000 have continued to improve the Company’s financial position and serve as the primary source of funding for capital requirements. The majority of the decrease in net cash flows from operations from 2001 to 2002 was attributable to the 2002 inventory increases to improve service levels and position the Branch-based Distribution Businesses segment to gain share in the economic recovery. For information as to the Company’s cash flows, see the Consolidated Financial Statements and Notes thereto.

Working Capital

Internally generated funds have been the primary source of working capital and for funds used in business expansion, supplemented by debt as circumstances dictated. In addition, funds are being expended for facilities optimization, business development, and systems and other infrastructure enhancements.

        Working capital was $898.7 million at December 31, 2002, compared with $838.8 million at December 31, 2001, and $735.7 million at December 31, 2000. The ratio of current assets to current liabilities was 2.5, 2.5, and 2.0, respectively, at such dates.

Capital Expenditures

In each of the past three years, a portion of working capital has been used for additions to property, buildings, equipment, and capitalized software as summarized in the following table:

	For the Years Ended December 31,

(In thousands of dollars)	2002	2001	2000

Land, buildings,
structures, and
improvements	$ 61,083	$ 26,534	$32,822
Furniture, fixtures,
machinery, and
equipment	72,895	73,917	32,685

Subtotal	133,978	100,451	65,507
Capitalized software	10,047	6,717	29,406

Total	$144,025	$107,168	$94,913

        Additional investments in inventory and capital projects are anticipated in 2003, and the Company believes that cash flows from operations will remain strong.

Restructuring

On April 23, 2001, the Company announced that it would shut down the operations of Material Logic with the exception of FindMRO. In connection with this announcement, the Company took a pretax charge of $39.1 million in 2001. At the beginning of 2002, $9.5 million of this reserve remained. The Company utilized $5.0 million of this reserve in 2002, of which $4.1 million were cash payments, and reduced the reserve by $1.9 million to reflect management’s current estimate of costs. The Company utilized internally generated funds for these payments. As of December 31, 2002, the $2.5 million reserve primarily relates to severance and lease obligations, which the Company anticipates will be funded from internally generated cash. See Note 5 to the Consolidated Financial Statements for additional information.

Debt and Capital

The Company maintains a debt ratio and liquidity position that provide flexibility in funding working capital needs and long-term cash requirements. In addition to internally generated funds, the Company has various sources of financing available, including commercial paper sales and bank borrowings under lines of credit. At December 31, 2002, the Company’s long-term debt was rated AA+ by Standard & Poor’s, a rating the Company has held since 1987. The Company’s available lines of credit, as further discussed in Note 12 to the Consolidated Financial Statements, were $264.7 million, $413.1 million, and $515.3 million, as of December 31, 2002, 2001, and 2000, respectively. Total debt as a percent of total capitalization was 7.2%, 7.8%, and 17.3% for the same periods.

        In September 2002, the Company received net proceeds of $113.7 million from the issuance of commercial paper. The proceeds were used to repay outstanding long-term debt in the amount of C$180.4 million. Since the Company has the ability to refinance the commercial paper with debt having a longer maturity, and the Company’s intent is to keep the debt outstanding for greater than one year, the commercial paper has been classified as long-term debt on the Company’s balance sheet as of December 31, 2002. The long-term debt that was repaid with the proceeds of the commercial paper issuance had been designated by the Company as a nonderivative hedge of the Company’s net investment in its Canadian subsidiary. The Company entered into a cross-currency swap on September 25, 2002, which replaced the Canadian dollar long-term debt as a hedge of the net investment in the Company’s Canadian subsidiary. The counterparty to the financial instrument is an investment grade financial institution. The Company does not expect any loss from nonperformance by this counterparty. For additional information concerning the cross-currency swap agreement, see Note 14 to the Consolidated Financial Statements included in this report.

        The Company believes any circumstances that would trigger early payment or acceleration with respect to any outstanding debt securities would not have a material impact on its results of operations or financial condition. Holders of industrial revenue bonds may require the Company to redeem certain of the bonds, such as in response to changes in interest rates.

        The Company repurchased 2,221,500 shares, 1,820,000 shares, and 31,400 shares of its common stock during 2002, 2001, and 2000, respectively. As of December 31, 2002, approximately 10 million shares of common stock remained available under the Company’s repurchase authorization.

        Dividends paid to shareholders were $66.5 million in 2002, $65.4 million in 2001, and $62.9 million in 2000.

Commitments

The Company has future commitments for leased land, buildings, and equipment as of December 31, 2002. The Company also has $3.0 million of short-term debt and $126.2 million of long-term debt as of December 31, 2002. See Notes 12 and 14 to the Consolidated Financial Statements for additional information related to these obligations. As of December 31, 2002, the Company had $23.2 million of outstanding commitments for capital expenditures.

        As of December 31, 2002, the future contractual cash obligations related to long-term debt and leases were as follows:

	Payments Due by Period

(In thousands of dollars)	2003	2004	2005	2006	After 2006	Total

Long-term debt	$ 6,505	$114,798	$ 4,895	$ --	$ --	$126,198
Operating leases	17,219	13,159	9,874	6,282	11,469	58,003

Total	$23,724	$127,957	$14,769	$6,282	$11,469	$184,201

Off-Balance-Sheet Arrangements

The Company does not have any material exposures to off-balance-sheet arrangements. The Company does not have any variable interest entities or activities that include non-exchange-traded contracts accounted for at fair value.

Other

On March 26, 2001, a group of 83 executive officers and other key managers bought 787,020 shares from the Company at the then-current market price of the shares. Cash proceeds from the sale, which amounted to $24.4 million, were used by the Company to repurchase shares of the Company’s stock on the open market. Most employees financed their purchases through loans arranged with a local bank. The principal of each loan is payable by the employee on April 16, 2003, or earlier, upon termination of employment, sale by the borrower of shares under the program, or the occurrence of certain financial or other events affecting the employee or the Company. Among the financial or other events affecting the Company (triggering events) are a default on certain other indebtedness, a change in control, and a merger or sale of substantially all of the Company’s assets. The Company entered into a Note Purchase Agreement with the bank, agreeing to purchase the loan of any employee as a result of the employee’s failure to repay the loan when due or the occurrence of a triggering event. Should the Company be obliged to purchase any loan under the Note Purchase Agreement, the employee would be liable to the Company for the outstanding principal and accrued interest in accordance with the note’s terms. The Company has not recognized a liability for any potential defaults associated with this contingent credit risk, nor has the Company been called upon to purchase any loan or make any payments as a result of any employee default or triggering event. As of December 31, 2002, 70 employees had loans outstanding to a bank aggregating $22.4 million, the largest of which was $4.4 million. In compliance with new statutory requirements, the Company will not continue this program.

Inflation and Changing Prices

Inflation during the last three years has not had a significant effect on operations. The predominant use of the LIFO method of accounting for inventories and accelerated depreciation methods for financial reporting and income tax purposes result in a substantial recognition of the effects of inflation in the financial statements.

        The major impact of inflation is on buildings and improvements, where the gap between historic cost and replacement cost continues to be significant for these long-lived assets. The related depreciation expense associated with these assets increases significantly when adjusting for the cumulative effect of inflation.

        The Company believes the most positive means to combat inflation and advance the interests of investors lies in the continued application of basic business principles, which include improving productivity, increasing working capital turnover, and offering products and services which can command appropriate price levels in the marketplace.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the Company’s expected future financial results and business plans, strategies, and objectives and are not historical facts. They are often identified by qualifiers such as “will,” “is transforming,” “expects,” “intends,” or similar expressions. There are risks and uncertainties the outcome of which could cause the Company’s results to differ materially from what is projected.

        Factors that may affect forward-looking statements include the following: higher product costs or other expenses; a major loss of customers; increased competitive pricing pressure on the Company’s businesses; failure to develop or implement new technologies or other business strategies; the outcome of pending and future litigation and governmental proceedings; changes in laws and regulations; facilities disruptions or shutdowns; disruptions in transportation services; natural and other catastrophes; unanticipated weather conditions; and other difficulties in achieving or improving margins or financial performance.

        Trends and projections could also be affected by general industry and market conditions, gross domestic product growth rates, general economic conditions, including interest rate and currency rate fluctuations, global and other conflicts, and other factors.

Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to foreign currency exchange risk related to its transactions, assets, and liabilities denominated in foreign currencies. The Company partially hedges the net Canadian dollar investment in its Canadian subsidiary with borrowings denominated in Canadian dollars or with a cross- currency swap agreement. See Note 14 to the Consolidated Financial Statements for additional information. For 2002, a uniform 10% strengthening of the U.S. dollar relative to those foreign currencies that affect the Company and its joint ventures would have resulted in a $1.8 million increase in net income. This sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in potential changes in sales levels or local currency prices.

        The Company also is exposed to interest rate risk in its debt portfolio. All of the Company’s long-term debt at December 31, 2002, is variable rate debt. See Note 14 to the Consolidated Financial Statements for the maturity schedule of the debt outstanding as of December 31, 2002. For 2002, a 1% increase in interest rates paid by the Company would have resulted in a decrease in net income of approximately $0.8 million. This sensitivity analysis of the effects of changes in interest rates on long-term debt does not factor in potential changes in exchange rates or long-term debt levels.

        The Company is not exposed to commodity price risk since it purchases its goods for resale and does not purchase commodities directly.

W.W. GRAINGER, INC., AND SUBSIDIARIES

Selected Financial Data

(In thousands of dollars,
except for per share amounts)	2002	2001	2000	1999	1998

Net sales	$4,643,898	$4,754,317	$4,977,044	$4,636,275	$4,438,975
Net earnings	211,567	174,530	192,903	180,731	238,504
Net earnings per basic share	2.30	1.87	2.07	1.95	2.48
Net earnings per diluted share	2.24	1.84	2.05	1.92	2.44
Total assets	2,437,448	2,331,246	2,459,601	2,564,826	2,103,966
Long-term debt
(less current maturities)	119,693	118,219	125,258	124,928	122,883
Cash dividends paid per share	$ 0.715	$ 0.695	$ 0.670	$ 0.630	$ 0.585

        The results for 2002 included an after-tax gain on the sale of securities of $4.5 million, or $0.04 per diluted share, and an after-tax gain on the reduction of restructuring reserves established for the shutdown of Material Logic of $1.2 million, or $0.01 per diluted share. These were offset by the cumulative effect of a change in accounting of $23.9 million after-tax, or $0.26 per diluted share.

        The results for 2001 included an after-tax charge of $36.6 million, or $0.39 per share, related to the restructuring charge established in connection with the closing of Material Logic and the write-down of the investment in other digital enterprises.

        The results for 2000 included an after-tax gain of $17.9 million, or $0.19 per share, related to sales of investment securities.

        For further information see Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Notes 3 and 5 to the Consolidated Financial Statements.

Report of Independent Certified Public Accountants

Shareholders and Board of Directors
W.W. Grainger, Inc.

We have audited the accompanying consolidated balance sheets of W.W. Grainger, Inc., and Subsidiaries as of December 31, 2002, 2001, and 2000, and the related consolidated statements of earnings, comprehensive earnings, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of W.W. Grainger, Inc., and Subsidiaries as of December 31, 2002, 2001, and 2000, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 3, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”

GRANT THORNTON LLP

Chicago, Illinois
January 28, 2003
(except Note 26 for which the date is February 14, 2003)

Consolidated Statements of Earnings

	For the Years Ended December 31,

(In thousands of dollars, except for per share amounts)	2002	2001	2000

Net sales	$ 4,643,898	$ 4,754,317	$ 4,977,044
Cost of merchandise sold	3,045,686	3,165,030	3,391,707

Gross profit	1,598,212	1,589,287	1,585,337
Warehousing, marketing, and administrative expenses	1,206,996	1,211,644	1,250,217
Restructuring (credit) charge	(1,939)	39,070	--

Total operating expenses	1,205,057	1,250,714	1,250,217

Operating earnings	393,155	338,573	335,120
Other income (expense):
Interest income	4,573	2,827	1,891
Interest expense	(6,163)	(10,674)	(24,403)
Equity in loss of unconsolidated entities	(3,025)	(7,205)	(10,855)
Loss on liquidation of equity in unconsolidated entity	--	(20,123)	--
Unclassified-net	9,297	(6,118)	29,842

	4,682	(41,293)	(3,525)

Earnings before income taxes and
cumulative effect of accounting change	397,837	297,280	331,595
Income taxes	162,349	122,750	138,692

Earnings before cumulative effect of accounting change	235,488	174,530	192,903
Cumulative effect of accounting change	(23,921)	--	--

Net earnings	$ 211,567	$ 174,530	$ 192,903

Earnings per share before cumulative effect of accounting change:
Basic	$ 2.56	$ 1.87	$ 2.07

Diluted	$ 2.50	$ 1.84	$ 2.05

Cumulative effect of accounting change:
Basic	$ (0.26)	$ --	$ --

Diluted	$ (0.26)	$ --	$ --

Earnings per share:
Basic	$ 2.30	$ 1.87	$ 2.07

Diluted	$ 2.24	$ 1.84	$ 2.05

Weighted average number of shares outstanding:
Basic	91,982,430	93,189,132	93,003,813

Diluted	94,303,497	94,727,868	94,223,815

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Comprehensive Earnings

	For the Years Ended December 31,

(In thousands of dollars)	2002	2001	2000

Net earnings	$ 211,567	$ 174,530	$ 192,903
Other comprehensive earnings (losses) net of income taxes:

Foreign currency translation adjustments,
net of tax benefit (expense) on a designated hedge
of $551, $(5,455) and $0, respectively	(170)	(15,457)	(9,487)

(Losses) gains on investment securities:
Unrealized holding (losses) gains,
net of tax benefit (expense) of
$1,523, $(3,069) and $39,711, respectively	(2,383)	4,820	(60,066)
Reclassifications for net (gains) losses
included in earnings, net of tax
expense of $2,325, $54 and $11,947, respectively	(3,636)	(84)	(18,070)

	(6,189)	(10,721)	(87,623)

Comprehensive earnings	$ 205,378	$ 163,809	$ 105,280

    The accompanying notes are an integral part of these financial statements.

Consolidated Balance Sheets

	As of December 31,

(In thousands of dollars)	2002	2001	2000

Assets
Current Assets
Cash and cash equivalents	$ 208,528	$ 168,846	$ 63,384
Accounts receivable (less allowances for
doubtful accounts of $26,868, $30,552,
and $23,436, respectively)	423,240	454,180	608,297
Inventories	721,178	634,654	704,071
Prepaid expenses and other assets	36,665	37,477	25,173
Deferred income tax benefits	95,336	97,454	82,077

Total current assets	1,484,947	1,392,611	1,483,002
Property, Buildings, and Equipment
Land	154,065	150,335	147,437
Buildings, structures, and improvements	769,124	722,043	711,392
Furniture, fixtures, machinery, and equipment	569,669	514,046	449,198

	1,492,858	1,386,424	1,308,027
Less accumulated depreciation and amortization	756,051	696,706	631,630

Property, buildings, and equipment-net	736,807	689,718	676,397

Deferred Income Taxes	20,541	--	8,820

Investments in Unconsolidated Entities	15,988	4,776	23,838

Other Assets
Goodwill	142,140	177,753	180,644
Customer lists and other intangibles	93,644	93,622	89,611

	235,784	271,375	270,255
Less accumulated amortization	117,089	115,892	111,094

	118,695	155,483	159,161

Investments	5,315	27,023	27,761
Capitalized software-net	30,247	39,207	56,118
Sundry	24,908	22,428	24,504

Other assets-net	179,165	244,141	267,544

Total Assets	$2,437,448	$2,331,246	$2,459,601

Consolidated Balance Sheets
 (continued)

	As of December 31,

(In thousands of dollars, except for per share amounts)	2002	2001	2000

Liabilities and Shareholders' Equity
Current Liabilities
Short-term debt	$ 2,967	$ 4,526	$ 173,538
Current maturities of long-term debt	6,505	12,520	22,770
Trade accounts payable	290,807	275,893	283,112
Accrued compensation and benefits	67,114	64,549	70,756
Accrued contributions to employees' profit sharing plans	62,982	60,103	54,739
Accrued expenses	117,989	127,108	113,057
Income taxes	37,902	9,112	29,352

Total current liabilities	586,266	553,811	747,324

Long-Term Debt (less current maturities)	119,693	118,219	125,258

Deferred Income Taxes	--	1,239	--

Accrued Employment-Related Benefits Costs	63,791	54,649	49,537

Minority Interest	--	139	96

Shareholders' Equity
Cumulative Preferred Stock- $5 par value-12,000,000
shares authorized; none issued nor outstanding	--	--	--
Common Stock-$0.50 par value-
300,000,000 shares authorized;
issued, 109,017,642, 108,473,703,
and 108,037,082 shares, respectively	54,509	54,237	54,019
Additional contributed capital	379,942	289,201	276,817
Retained earnings	2,083,072	1,937,972	1,837,298
Unearned restricted stock compensation	(17,144)	(17,722)	(22,720)
Accumulated other comprehensive losses	(35,742)	(29,553)	(18,832)
Treasury stock, at cost-17,449,587, 15,129,062,
and 14,104,212 shares, respectively	(796,939)	(630,946)	(589,196)

Total shareholders' equity	1,667,698	1,603,189	1,537,386

Total Liabilities and Shareholders' Equity	$ 2,437,448	$ 2,331,246	$ 2,459,601

    The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,

(In thousands of dollars)	2002	2001	2000

Cash flows from operating activities:
Net earnings	$ 211,567	$ 174,530	$ 192,903
Provision for losses on accounts receivable	13,328	21,483	18,076
Deferred income taxes	(6,480)	(8,938)	(7,612)
Depreciation and amortization:
Property, buildings, and equipment	75,226	77,737	81,898
Goodwill and other intangibles	677	5,989	8,746
Capitalized software	17,585	19,483	16,249
Tax benefit of stock incentive plans	5,897	1,814	3,198
Gains on sales of investment securities	(7,308)	(138)	(30,017)
Net (gains) losses on sales of property, buildings, and equipment	(5,219)	(1,613)	638
Noncash restructuring (credit) charge	(1,939)	11,996	--
Write-down of investments	3,192	7,400	--
Losses on unconsolidated entities	3,025	25,228	10,855
Cumulative effect of accounting change	23,921	--	--
Change in operating assets and liabilities-
net of business acquisition, joint venture
contributions, and asset write-downs:
Decrease (increase) in accounts receivable	14,514	130,521	(66,332)
(Increase) decrease in inventories	(97,297)	66,446	54,468
Increase in prepaid expenses	(72)	(13,286)	(7,163)
Increase (decrease) in trade accounts payable	14,801	(7,168)	(27,017)
(Decrease) increase in other current liabilities	(867)	12,773	2,909
Increase (decrease) in current income taxes payable	27,824	(24,158)	15,455
Increase in accrued employment-related benefits costs	7,086	5,112	8,819
Other-net	4,009	3,970	2,322

Net cash provided by operating activities	303,470	509,181	278,395
Cash flows from investing activities:
Additions to property, buildings, and equipment	(133,978)	(100,451)	(65,507)
Proceeds from sales of property, buildings, and equipment-net	16,158	12,080	1,063
Additions to capitalized software	(10,047)	(6,717)	(29,406)
Proceeds from sales of investment securities	15,957	1,015	31,665
Purchases of investment securities	--	--	(5,000)
Net cash paid for business acquisition	--	(14,407)	--
Investments in unconsolidated entities	(3,211)	(5,764)	(26,862)
Distributions from unconsolidated entities	8,959	--	--
Other-net	404	180	(774)

Net cash used in investing activities	(105,758)	(114,064)	(94,821)

Consolidated Statements of Cash Flows
 (continued)

	For the Years Ended December 31,

(In thousands of dollars)	2002	2001	2000

Cash flows from financing activities:
Net decrease in short-term debt	$ (2,830)	$(169,012)	$(123,298)
Long-term debt payments	(119,760)	(10,250)	(70)
Long-term debt issuance	113,810	--	--
Stock options exercised	17,076	7,981	6,011
Proceeds from sale of treasury stock	--	24,366	--
Purchase of treasury stock-net	(99,882)	(74,631)	(947)
Distributions (to) and contributions from minority interest	--	(91)	100
Cash dividends paid	(66,467)	(65,445)	(62,863)

Net cash used in financing activities	(158,053)	(287,082)	(181,067)
Exchange rate effect on cash and cash equivalents	23	(2,573)	(1,806)

Net Increase in Cash and Cash Equivalents	39,682	105,462	701
Cash and cash equivalents at beginning of year	168,846	63,384	62,683

Cash and cash equivalents at end of year	$ 208,528	$ 168,846	$ 63,384

Supplemental cash flow information:
Cash payments for interest (net of amounts capitalized)	$ 7,197	$ 10,501	$ 24,578
Cash payments for income taxes	133,975	154,228	112,934

Noncash investing activities:
Fair value of noncash assets acquired in business acquisition	$ --	$ 17,175	$ --
Liabilities assumed in business acquisition	--	(2,768)	--
(Decrease) increase in fair value
of investment securities, net of tax	(6,019)	4,736	(78,136)
Investments in unconsolidated entities	19,618	--	7,831

 The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Shareholders' Equity

				Unearned	Accumulated
		Additional		Restricted	Other
(In thousands of dollars,	Common	Contributed	Retained	Stock	Comprehensive	Treasury
except for per share amounts)	Stock	Capital	Earnings	Compensation	Earnings (Loss)	Stock

Balance at January 1, 2000	$53,730	$255,569	$1,707,258	($16,581)	$ 68,791	$(588,238)
Exercise of stock options	140	8,859	--	--	--	--
Issuance of 367,500 shares
of restricted stock	184	15,143	--	(15,450)	--	--
Cancellation of 70,500 shares
of restricted stock	(35)	(2,975)	--	3,010	--	--
Amortization of unearned
restricted stock compensation	--	210	--	6,301	--	--
Purchase of 31,400 shares
of treasury stock, net of
6,480 shares issued	--	11	--	--	--	(958)
Cumulative translation adjustments	--	--	--	--	(9,487)	--
Unrealized holding loss
on investments, net of tax	--	--	--	--	(60,066)	--
Reclassification adjustments
for realized gains included
in net earnings	--	--	--	--	(18,070)	--
Net earnings	--	--	192,903	--	--	--
Cash dividends paid
($0.670 per share)	--	--	(62,863)	--	--	--

Balance at December 31, 2000	$54,019	$276,817	$1,837,298	$(22,720)	$(18,832)	$(589,196)
Exercise of stock options	166	9,476	--	--	--	--
Issuance of 55,000 shares of
restricted stock, net of
28,216 shares retained	13	(849)	--	(2,807)	--	--
Issuance of 192,275 shares
of restricted stock related to
executive stock purchase	96	5,857	--	(5,953)	--	--
Cancellation of 114,655 shares
of restricted stock	(57)	(2,785)	--	4,842	--	--
Issuance of 787,020 shares
of treasury stock related to
executive stock purchase	--	(72)	(8,411)	--	--	32,849
Remeasurement of restricted stock	--	526	--	--	--	--
Amortization of unearned
restricted stock compensation	--	263	--	8,916	--	--
Purchase of 1,820,000 shares
of treasury stock, net of
8,130 shares issued	--	(32)	--	--	--	(74,599)
Cumulative translation adjustments	--	--	--	--	(15,457)	--
Unrealized holding gain on
investments, net of tax	--	--	--	--	4,820	--
Reclassification adjustments
for realized gains included
in net earnings	--	--	--	--	(84)	--
Net earnings	--	--	174,530	--	--	--
Cash dividends paid
($0.695 per share)	--	--	(65,445)	--	--	--

Balance at December 31, 2001	$54,237	$289,201	$1,937,972	$(17,722)	$(29,553)	$(630,946)

Consolidated Statements of Shareholders' Equity
(continued)

				Unearned	Accumulated
		Additional		Restricted	Other
(In thousands of dollars,	Common	Contributed	Retained	Stock	Comprehensive	Treasury
except for per share amounts)	Stock	Capital	Earnings	Compensation	Earnings (Loss)	Stock

Balance at December 31, 2001	$54,237	$289,201	$1,937,972	$(17,722)	$(29,553)	$(630,946)
Exercise of stock options	291	22,386	--	--	--	46
Issuance of 110,000 shares
of restricted stock, net of
35,224 shares retained	37	4,631	--	(6,327)	--	--
Remeasurement of restricted stock	--	132	--	--	--	--
Cancellation of 16,360 shares
of restricted stock	(8)	(1,017)	--	507	--	--
Conversion of restricted stock to
restricted stock units	(48)	48	--	--	--	--
Amortization of unearned
restricted stock compensation	--	250	--	6,398	--	--
Purchase of 4,801,600 shares
of stock, net of 4,695,725
shares transferred in connection
with related party transaction	--	64,267	--	--	--	(66,113)
Purchase of 2,221,500 shares
of treasury stock, net of
5,850 shares issued	--	44	--	--	--	(99,926)
Cumulative translation adjustments	--	--	--	--	(170)	--
Unrealized holding losses
on investments, net of tax	--	--	--	--	(2,383)	--
Reclassification adjustments for
realized gains included
in net earnings	--	--	--	--	(3,636)	--
Net earnings	--	--	211,567	--	--	--
Cash dividends paid ($0.715 per share)	--	--	(66,467)	--	--	--

Balance at December 31, 2002	$54,509	$379,942	$2,083,072	$(17,144)	$(35,742)	$(796,939)

 The accompanying notes are an integral part of these financial statements.

W.W. GRAINGER, INC., AND SUBSIDIARIES

December 31, 2002, 2001, and 2000
Notes to Consolidated Financial Statements

NOTE 1--BACKGROUND AND BASIS OF PRESENTATION

Industry Information

The Company is the leading broad-line supplier of facilities maintenance products in North America.

Management Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and revenues and expenses. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the 2001 and 2000 financial statements, as previously reported, have been reclassified to conform to the 2002 presentation.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions are eliminated from the consolidated financial statements.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries are generally measured using the local currency as the functional currency. Net exchange gains or losses resulting from the translation of financial statements of foreign operations and related long-term debt are recorded as a separate component of shareholders’ equity.

Investments in Unconsolidated Entities

For investments in which the Company owns or controls from 20% to 50% of the voting shares, the equity method of accounting is used. The Company also accounts for investments below 20% using the equity method when significant influence over operating and financial policies of the investee company can be exercised for those investments. See Note 9 to the Consolidated Financial Statements.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Revenue Recognition

Revenues recognized include product sales, billings for freight and handling charges, and fees earned for services provided. The Company recognizes product sales and billings for freight and handling charges primarily on the date products are shipped to, or picked up by, the customer. The Company’s standard shipping terms are FOB shipping point. On occasion, the Company will negotiate FOB destination terms. These sales are recognized upon delivery to the customer. Fee revenues, which account for less than 1% of total revenues, are recognized after services are completed.

Cost of Merchandise Sold

Cost of merchandise sold includes product costs and product related costs, freight-out costs, and handling costs. The Company defines handling costs as those costs incurred to fulfill a shipped sales order.

Warehousing, Marketing, and Administrative Expenses

The Company includes in this category purchasing, branch operations, information services, and marketing and selling, as well as other types of general and administrative costs.

Stock Incentive Plans

The Company maintains various stock incentive plans. See Note 16 for additional information regarding these plans. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The Company recognizes compensation cost for restricted shares and restricted stock units to employees. No compensation cost is recognized for stock option grants. All options granted under the Company’s plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-based Compensation,” to stock-based compensation. The following table also provides the amount of stock-based compensation cost included in net earnings as reported.

--------------------------------------------------------------------------
                                          For the Years Ended December 31,
--------------------------------------------------------------------------

   (In thousands of dollars,
   except for per
   share amounts)                   2002             2001             2000
--------------------------------------------------------------------------

   Net earnings as reported  $   211,567      $   174,530      $   192,903
   Deduct:
     Total stock-based
     employee
     compensation
     expense determined
     under the fair value
     based method
     for all awards, net
     of related tax              (14,707)         (12,261)          (9,772)
--------------------------------------------------------------------------
   Pro forma net earnings    $   196,860      $   162,269      $   183,131
==========================================================================

   Earnings per share:
     Basic-as reported       $      2.30      $      1.87      $      2.07
     Basic-pro forma         $      2.14      $      1.74      $      1.97
     Diluted-as reported     $      2.24      $      1.84      $      2.05
     Diluted-pro forma       $      2.10      $      1.72      $      1.94
   Stock-based employee
     compensation cost,
     net of related tax,
     included in net
     earnings as reported    $     4,083      $     5,554      $     4,002
--------------------------------------------------------------------------
Advertising

Advertising costs are expensed in the year the related advertisement is first presented. Cooperative reimbursements from vendors, which offset advertising costs, are recorded when the related advertising is expensed. Advertising expense was $26.6 million, $55.1 million, and $65.8 million for 2002,

2001, and 2000, respectively. For interim reporting purposes, advertising expense is amortized equally over each period, based on estimated expenses for the full year. Advertising costs for media that have not been presented by December 31 are capitalized in prepaid expenses. Amounts included in prepaid expenses at December 31, 2002, 2001, and 2000 were $13.7 million, $13.6 million, and $6.5 million, respectively.

Software Costs

The Company does not sell, lease, or market software. The CD-ROM used by the Company’s customers is a version of the catalog and is distributed at no charge. Costs associated with the CD-ROM are expensed in the year incurred.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred taxes being provided for temporary differences between financial and tax reporting.

Other Comprehensive Earnings

The Company’s other comprehensive earnings include unrealized gains and losses on investments, net of tax, and foreign currency translation adjustments with no related income tax effects. The cumulative amounts of other comprehensive losses were $35.7 million, $29.6 million, and $18.8 million, at December 31, 2002, 2001, and 2000, respectively.

Allowance for Doubtful Accounts

The Company establishes reserves for customer accounts that are potentially uncollectible. The methods used to estimate the allowances are based on several factors including the age of the receivable, the historical ratio of actual write-offs to sales, and projected write-offs. These analyses take into consideration economic conditions that may have an impact on a specific industry, group of customers, or a specific customer. The reserves could be materially different if economic conditions change or actual results deviate from historical trends.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined primarily by the last-in, first-out (LIFO) method, which accounts for approximately 85% of total inventory. For foreign operations, cost is determined by the first-in, first-out (FIFO) method.

Purchased Tax Benefits

The Company purchased tax benefits through leases as provided by the Economic Recovery Tax Act of 1981. Realized tax benefits, net of repayments, are included in Deferred Income Taxes.

Property, Buildings, and Equipment

Property, buildings, and equipment are valued at cost.

        For financial statement purposes, depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on the declining-balance and sum-of-the-years-digits methods. The principal estimated useful lives used in determining depreciation are as follows:

Buildings, structures, and improvements 10 to 45 years
Furniture, fixtures, machinery, and equipment 3 to 10 years

        Improvements to leased property are amortized over the initial terms of the respective leases or the estimated service lives of the improvements, whichever is shorter. The Company capitalized interest costs of $0.6 million, $1.3 million, and $0.7 million in 2002, 2001, and 2000, respectively.

Long-Lived Assets

The Company has adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective January 1, 2002. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. The adoption of this statement did not have a material effect on the Company’s results of operations or financial position.

Insurance Reserves

The Company purchases insurance for catastrophic exposures and those risks required to be insured by law. It also retains a significant portion of the risk of losses related to workers’ compensation, general liability, and property. Reserves for these potential losses are based on an external analysis of the Company’s historical claims results and other actuarial assumptions.

Warranty Reserves

The Company generally warrants the products it sells against defects for one year. For a significant portion of warranty claims, the manufacturer is responsible for the expenses associated with this warranty. For warranty expenses not covered by the manufacturer, the Company provides a reserve for costs based on historical experience. The reserve activity was as follows:

---------------------------------------------------------------
                                   As of December 31,
---------------------------------------------------------------

   (In thousands of dollars)     2002         2001         2000
---------------------------------------------------------------

   Beginning balance          $ 2,368      $ 2,597      $ 2,587
   Returns                     (8,415)      (7,730)      (7,973)
   Provisions                   9,047        7,501        7,983
---------------------------------------------------------------
   Ending balance             $ 3,000      $ 2,368      $ 2,597
===============================================================
Cash Flows

The Company considers investments in highly liquid debt instruments, purchased with an original maturity of ninety days or less, to be cash equivalents. For cash equivalents, the carrying amount approximates fair value due to the short maturity of these instruments.

New Accounting Standards

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 addresses a variety of accounting practices. Its provisions related to the rescission of SFAS No. 4 (Reporting Gains and Losses from Extinguishment of Debt) are effective for fiscal years beginning after May 15, 2002. Its provisions related to SFAS No. 13 (Accounting for Leases) are effective for transactions occurring after May 15, 2002. All other provisions are effective for financial statements issued on or after May 15, 2002. SFAS No. 44 was titled "Accounting for Intangible Assets of Motor Carriers." SFAS No. 64 was titled "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements."

        The Company adopted the provisions of SFAS No. 145 that were effective as of May 15, 2002. This adoption did not have a material effect on the Company’s results of operations or financial position. The Company does not expect adoption of the provisions that are effective for fiscal years beginning after May 15, 2002, to have a material effect on its results of operations or financial position.

        In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” It requires recognition of costs associated with exit or disposal activities at the time they are incurred rather than at the date of a commitment to an exit or disposal plan. The statement is effective for exit or disposal activities initiated after December 31, 2002. The Company does not expect adoption of this statement to have a material effect on its results of operations or financial position.

        In November 2002, the Emerging Issues Task Force of the FASB reached consensus on Issue 02-16, “Accounting by a Customer for Certain Consideration Received from a Vendor.” The consensus reached was that cash consideration from a vendor is presumed to be a reduction of the prices of the vendor’s products and should be recognized as a reduction of cost of merchandise sold. It also reached consensus on when a customer should recognize a rebate or refund that is payable when the customer completes a specific level of purchases. Recognition should occur when the rebate or refund is probable and reasonably estimable and should be based on a systematic and rational method. This is effective for arrangements entered into after November 21, 2002. The Company does not expect adoption to have a material effect on its results of operations or financial position.

        In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” It is an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize at the inception of a guarantee a liability for the fair value of the obligation undertaken in issuing the guarantee. Initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. Disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company does not expect adoption of this interpretation to have a material effect on its results of operations or financial position, and it has complied with the disclosure requirements for the year ended December 31, 2002. The Company has guaranteed certain bank loans of employees as disclosed in Note 16 to the Consolidated Financial Statements and has certain other guarantees as disclosed in Note 25 to the Consolidated Financial Statements.

        In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” It amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported amounts. The amendments to SFAS No. 123 in paragraphs 2(a)-2(e) were effective for financial statements for fiscal years ending after December 15, 2002, and were adopted by the Company in 2002. This adoption did not have a material effect on the Company’s results of operations or financial position. The amendment to SFAS No. 123 in paragraph 2(f) and the amendment to Opinion 28 in paragraph 3 are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Company does not expect adoption of these portions of the statement to have a material effect on its results of operations or financial position.

        In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” It is an interpretation of Accounting Research Bulletin No. 51 and revises the requirements for consolidation by business enterprises of variable interest entities. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period and to nonpublic enterprises as of the end of the applicable annual period. It may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The Company is not party to any variable interest entity. It does not expect adoption of this interpretation to have a material effect on its results of operations or financial position.

NOTE 3--GOODWILL AND OTHER INTANGIBLES

On July 20, 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." As a result of adopting SFAS No. 141 and SFAS No. 142, the Company's accounting policies for goodwill and other intangibles changed effective January 1, 2002, as described below:

        Intangibles subject to amortization. The Company recognizes an acquired intangible apart from goodwill whenever the intangible arises from contractual or other legal rights, or whenever it can be separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged, either individually or in combination with a related contract, asset, or liability. Such intangibles are amortized over their estimated useful lives of seven to 17 years. Impairment losses are recognized if the carrying amount of an intangible subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value. Intangible amortization is expected to be $0.6 million per year for 2003 through 2007.

        Goodwill and intangibles with indefinite lives. The Company recognizes goodwill as the excess cost of an acquired entity over the net amount assigned to assets acquired and liabilities assumed. Prior to January 1, 2002, goodwill was amortized over periods of up to 40 years. Beginning January 1, 2002, goodwill is no longer amortized. Goodwill will be tested for impairment on an annual basis and between annual tests whenever there is an impairment indicated. Impairment losses will be recognized whenever the implied fair value of goodwill is less than its carrying value. Beginning January 1, 2002, intangibles with indefinite lives are no longer amortized. They are tested for impairment by comparing their carrying value to fair value annually or whenever there is an impairment indicated. Impairment losses will be recognized whenever the fair value is less than the carrying value.

        In the second quarter of 2002, the Company completed its initial process of evaluating goodwill for impairment in adopting SFAS No. 142. Fair values of reporting units were estimated using a present value method that discounted future cash flows. When available and as appropriate, comparative market multiples were used to corroborate results of the discounted cash flows. As a result of application of the new impairment methodology introduced by SFAS No. 142, the Company recorded a noncash charge to earnings of $32.3 million ($23.9 million after-tax, or $0.26 per diluted share) related to the write-down of goodwill of its Canadian subsidiary, Acklands-Grainger Inc. (Acklands). Previous accounting rules incorporated a comparison of book value to undiscounted cash flows, whereas new rules require a comparison of book value to discounted cash flows, which are lower. There were no material adjustments relating to the classification of the Company’s intangible assets or amortization periods as a result of adopting SFAS No. 142.  In November 2002, the Company performed its annual evaluation of goodwill for impairment and no further write-downs were required.

        Reported net earnings would have been as set forth below if SFAS No. 142 had been in effect for all periods presented and excludes amortization expense (including any related tax) related to goodwill and other intangible assets that are no longer being amortized.

	For the years ended December 31,

(In thousands of dollars, except for per share amounts)	2002	2001	2000

Earnings before cumulative effect of accounting change, as reported	$ 235,488	$ 174,530	$ 192,903
Amortization, net of tax	--	3,253	2,610

Adjusted earnings before cumulative effect of accounting change	$ 235,488	$ 177,783	$ 195,513

Net earnings as reported	$ 211,567	$ 174,530	$ 192,903
Amortization, net of tax	--	3,253	2,610

Adjusted net earnings	$ 211,567	$ 177,783	$ 195,513

Before cumulative effect of accounting change:
Basic earnings per share:
As reported	$ 2.56	$ 1.87	$ 2.07
Change in amortization expense	--	0.03	0.03

Adjusted basic earnings per share	$ 2.56	$ 1.90	$ 2.10

Diluted earnings per share:
As reported	$ 2.50	$ 1.84	$ 2.05
Change in amortization expense	--	0.03	0.03

Adjusted diluted earnings per share	$ 2.50	$ 1.87	$ 2.08

After cumulative effect of accounting change:
Basic earnings per share:
As reported	$ 2.30	$ 1.87	$ 2.07
Change in amortization expense	--	0.03	0.03

Adjusted basic earnings per share	$ 2.30	$ 1.90	$ 2.10

Diluted earnings per share:
As reported	$ 2.24	$ 1.84	$ 2.05
Change in amortization expense	--	0.03	0.03

Adjusted diluted earnings per share	$ 2.24	$ 1.87	$ 2.08

The change in the carrying amount of goodwill by segment from December 31, 2001, to December 31, 2002, is as follows:

Goodwill, Net by Segment

(In thousands of dollars)	December 31, 2001	Transition Impairment	Transfer to Investment in Joint Venture	Translation and Other	December 31, 2002

Branch-based Distribution	$125,443	$(32,265)	$(5,063)	$1,208	$ 89,323
Lab Safety	25,002	--	--	103	25,105
Integrated Supply	--	--	--	--	--

Total	$150,445	$(32,265)	$(5,063)	$1,311	$114,428

   The Company's balances of other intangibles were as follows:

-----------------------------------------------------------------
                                             As of December 31,
-----------------------------------------------------------------
   (In thousands of dollars)                  2002        2001
-----------------------------------------------------------------

   Other amortizable intangibles, gross   $ 91,970       $ 91,970
   Accumulated amortization                (88,525)       (87,744)
-----------------------------------------------------------------

   Other amortizable intangibles, net     $  3,445       $  4,226
=================================================================

   Other intangibles with
     indefinite lives, net                $    822       $    812
=================================================================
NOTE 4--BUSINESS ACQUISITION

On February 26, 2001, Lab Safety Supply, Inc., the Company's wholly owned subsidiary, acquired The Ben Meadows Co., Inc. (Ben Meadows), for approximately $14.4 million, including costs associated with the acquisition.

        Ben Meadows, a privately held U.S. corporation with annual sales of $20 million, was a business-to-business direct marketer specializing in equipment and supplies for the environmental and forestry management markets. The acquisition was accounted for under the purchase method of accounting. Results for Ben Meadows are included in the Company’s results since the date of its acquisition. Given the size of the acquisition, pro forma disclosures are not considered necessary.

NOTE 5--SPECIAL CHARGES

On April 23, 2001, the Company announced plans to shut down the operations of Material Logic, with the exception of FindMRO, and write down its investment in other digital activities. The Company launched Material Logic in January 2001 as a utility for large customers to facilitate the purchase of facilities maintenance products over the Internet. Material Logic would have allowed large customers to access a single, networked catalog containing easily searchable and detailed product information, pre-negotiated prices, and availability information for indirect materials from major distributors. In order for Material Logic to grow, it needed broad industry support and funding from other equity participants. The Company closed Material Logic in April 2001 because economic and market conditions made it difficult to find funding partners and the market developed slower than anticipated. The Company shut down all of Material Logic’s branded e-commerce sites except FindMRO, which remains an integrated sourcing service for the Company’s customers. Effective June 1, 2001, the results for FindMRO were added to the Branch-based Distribution Businesses segment.

        In connection with the closing of Material Logic, the Company took a pretax charge of $39.1 million (after-tax $23.2 million) in 2001. The Company provided a comprehensive separation package, including outplacement services, to the employees whose jobs were eliminated. As part of the shutdown, 166 employees were severed. Severance payments began in July 2001 and will continue until June 2004, when the last severance package expires. Other shutdown costs include lease obligations which, if not settled earlier, will continue until 2004. In 2002, the Company reduced the reserve by $1.9 million to reflect management’s current estimate of costs.

        In addition, as part of other income and expense, the Company wrote down its investment in other digital enterprises and took a pretax charge of $25.1 million (after-tax $13.4 million) in 2001. This included a $20.1 million pretax loss on the divestiture of the Company’s 40% investment in Works.com, Inc. (Works.com), which was recorded as Loss on liquidation of equity in unconsolidated entity. The Company acquired its ownership in Works.com, an unrelated third party, on August 1, 2000, when the Company’s OrderZone.com business unit was combined with Works.com. Also included was a $5.0 million write-down to net realizable value of investments in other digital businesses, which was recorded in Unclassified-net.

The total effect of these charges amounted to an after-tax cost of $36.6 million, or $0.39 per share, in 2001.

The following tables show the activity from April 23, 2001, to December 31, 2002, and balances of the Material Logic restructuring reserve:

	April 23,			December 31,
(In thousands of dollars)	2001	Deductions	Adjustments	2001

Restructuring reserve (Operating expenses):
Workforce reductions	$ 17,200	$ (9,264)	$ (3,056)	$ 4,880
Asset and equipment write-offs and disposals	5,800	(4,277)	(587)	936
Contractual obligations	5,000	(7,482)	2,482	--
Other shutdown costs	12,000	(8,570)	231	3,661

	$ 40,000	$(29,593)	$ (930)	$ 9,477

	December 31,			December 31,
(In thousands of dollars)	2001	Deductions	Adjustments	2002

Restructuring reserve (Operating expenses):
Workforce reductions	$ 4,880	$ (2,737)	$ (499)	$ 1,644
Asset and equipment write-offs and disposals	936	(936)	--	--
Other shutdown costs	3,661	(1,371)	(1,440)	850

	$ 9,477	$ (5,044)	$ (1,939)	$ 2,494

        Deductions in 2001 reflect cash payments of $17.6 million and noncash charges of $12.0 million.

        Deductions in 2002 reflect cash payments of $4.1 million and noncash charges of $0.9 million. The amounts in the adjustments column are reclassifications and reductions to reflect management’s current estimate of costs, by expense category.

NOTE 6--CONCENTRATION OF CREDIT RISK

The Company places temporary cash investments with institutions of high credit quality and, by policy, limits the amount of credit exposure to any one institution.

        The Company has a broad customer base representing many diverse industries doing business in all regions of the United States as well as other areas of North America. Consequently, no significant concentration of credit risk is considered to exist.

NOTE 7--ALLOWANCE FOR DOUBTFUL ACCOUNTS

The following table shows the activity of allowance for doubtful accounts:

---------------------------------------------------------------------
                                   For the Years Ended December 31,
---------------------------------------------------------------------

   (In thousands of dollars)       2002           2001           2000
---------------------------------------------------------------------

   Balance at beginning
     of period                 $ 30,552       $ 23,436       $ 18,369
   Charged to costs
     and expenses                13,328         21,483         18,076
   Deductions (a)               (17,012)       (14,367)       (13,009)
---------------------------------------------------------------------

   Balance at
     end of period             $ 26,868       $ 30,552       $ 23,436
=====================================================================
(a) Accounts charged off as uncollectible, less recoveries.

NOTE 8--INVENTORIES

Inventories primarily consist of merchandise purchased for resale.

        Inventories would have been $228.1 million, $225.1 million, and $227.8 million higher than reported at December 31, 2002, 2001, and 2000, respectively, if the first-in, first-out (FIFO) method of inventory accounting had been used for all Company inventories. Net earnings would have increased (decreased) by $1.8 million, $(1.6) million, and $(0.7) million for the years ended December 31, 2002, 2001, and 2000, respectively, using the FIFO method of accounting. Inventories under FIFO approximate replacement cost.

NOTE 9--INVESTMENTS IN UNCONSOLIDATED ENTITIES

During 2001 and 2000, the Company made investments in several Internet related start-up joint ventures.

        On August 1, 2000, the Company completed a transaction that combined the assets of its OrderZone.com business with Works.com. The Company’s investment in Works.com consisted of $21 million in cash, contribution of net assets at their historic cost of $8.1 million, and costs incurred of $3.2 million. In addition, the Company agreed to make Works.com’s purchasing management service and marketplace available to the Company’s small and mid-size customers through grainger.com. For its contributions, the Company received a 40% equity stake in the combined company, which was subject to certain voting and transfer restrictions. Subsequent to August 1, 2000, the Company accounted for its interest in Works.com using the equity method. Prior to August 1, 2000, the results of OrderZone.com were included in the consolidated results of the Company. In the second quarter of 2001, the Company divested its 40% ownership share of Works.com, Inc. See Note 5 to the Consolidated Financial Statements.

        On February 1, 2002, the Company finalized the agreement creating the joint venture USI-AGI Prairies Inc. The joint venture was between Acklands and Uni-Select Inc. (Uni-Select), a Canadian company. The joint venture combined Uni-Select’s Western Division with the automotive aftermarket division of Acklands, which operated as Bumper to Bumper. Acklands’ contribution of net assets was approximately U.S.$14.6 million. Additionally, Acklands’ carrying value of its investment in this joint venture includes U.S.$5.1 million of allocated goodwill. The Company has a 50% stake in the new entity, which is managed by Uni-Select. Net sales for the automotive aftermarket parts division of Acklands were approximately U.S.$33 million in 2001.

        No gain or loss was recognized when this transaction was finalized. Through February 1, 2002, the results of the Company’s automotive aftermarket parts division were consolidated with Acklands. Beginning February 2, 2002, the Company accounted for its joint venture investment using the equity method.

        The Company also made investments in three other joint ventures. The Company accounts for these joint ventures using the equity method of accounting. The Company’s ownership percentages for these joint ventures range from 11% to 49%.  As start-up businesses, the time frame or the ultimate ability to achieve profitability is uncertain. Reaching profitability is also dependent upon the entities securing sufficient capital funding to support developmental activities. The losses reflect the start-up nature of these businesses.

        The table below summarizes the activity of these investments.

--------------------------------------------------------------------
                                            Cumulative
                                             After-Tax
                                                Equity
                            Investment          Income
   (In thousands of dollars)      Cost         (Losses)        Total
--------------------------------------------------------------------

   Balance at
     January 1, 2000          $     --       $     --       $     --
       Works.com                32,284        (10,031)        22,253
       Other equity
         investments             2,409           (824)         1,585
--------------------------------------------------------------------

   Balance at
     December 31, 2000          34,693        (10,855)        23,838
       Works.com                    --         (4,608)        (4,608)
       Other equity
         investments             5,764         (2,597)         3,167
       Divestiture of
         Works.com             (17,621)            --        (17,621)
--------------------------------------------------------------------

   Balance at
     December 31, 2001          22,836        (18,060)         4,776
       USI-AGI
         Prairies Inc.          19,985            970         20,955
       Distribution of cash
         from USI-AGI
         Prairies Inc.          (8,959)            --         (8,959)
       Other equity
         investments             3,211         (3,995)          (784)
--------------------------------------------------------------------

   Balance at
     December 31, 2002        $ 37,073       $(21,085)      $ 15,988
====================================================================

NOTE 10--INVESTMENTS

Investments consist of marketable securities and non-publicly traded equity securities for which a market value is not readily determinable. Marketable securities are all classified as available-for-sale and are reported at fair value, with unrealized gains or losses on such securities reflected, net of taxes, as a separate component of shareholders’ equity. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” the Company evaluates whether a decline in fair value below cost is other than temporary based on the amount of unrealized losses and their duration. Other-than-temporary impairments are recognized in earnings. Non-publicly traded equity securities are reported at lower of cost or estimated net realizable value. Adjustments to net realizable value are recognized in earnings. There have been no dividends earned on these investments. During 2002, 2001, and 2000, the Company sold a portion of its marketable securities investments. The gains on these sales were calculated using the specific identification method and were reported in Unclassified–net.

        The original cost, pretax realized and unrealized (losses) gains, adjustments to net realizable value, and fair value of investments are summarized as follows:

------------------------------------------------------------------
                                      As of December 31,
------------------------------------------------------------------

   (In thousands of dollars)     2002        2001        2000
------------------------------------------------------------------

   Marketable securities
     Cost                    $  6,521       $ 16,517       $16,852
     Unrealized (losses)
       gains, net              (1,206)         8,661           909
------------------------------------------------------------------

     Fair value                 5,315         25,178        17,761
   Non-publicly traded
     equity securities,
     at estimated net
     realizable value              --          1,845        10,000
------------------------------------------------------------------

                             $  5,315       $ 27,023       $27,761
==================================================================

   Proceeds from sales       $ 15,957       $  1,015       $31,665
==================================================================

   Realized gains on sales   $  7,308       $    138       $30,017
==================================================================

   Reductions to net
     realizable value        $ (1,845)      $ (8,155)      $    --
==================================================================
NOTE 11--CAPITALIZED SOFTWARE

Amortization of capitalized software is predominately on a straight-line basis over three and five years. Amortization expense was $17.6 million, $19.5 million, and $16.2 million, for the years ended December 31, 2002, 2001, and 2000, respectively.

NOTE 12--SHORT-TERM DEBT

The following summarizes information concerning short-term debt:

	As of December 31,

(In thousands of dollars)	2002	2001	2000

Bank Debt
Outstanding at
December 31	$2,967	$ 4,526	$ 2,972
Maximum month-end
balance during
the year	$4,194	$ 4,559	$ 4,818
Average amount
outstanding during
the year	$3,611	$ 3,645	$ 4,191
Weighted average
interest rate
during the year	3.4%	5.3%	6.9%
Weighted average
interest rate at
December 31	2.9%	3.4%	7.4%

Commercial Paper
Outstanding at
December 31	$ --	$ --	$170,566
Maximum month-end
balance during
the year	$ --	$128,632	$300,607
Average amount
outstanding during
the year	$ --	$ 64,438	$247,640
Weighted average
interest rate
during the year	--%	5.3%	6.5%
Weighted average
interest rate at
December 31	--%	--%	6.6%

        The Company and its subsidiaries had committed lines of credit totaling $267.7 million, $417.6 million, and $518.3 million at December 31, 2002, 2001, and 2000, respectively, including $12.7 million, $12.6 million, and $13.3 million, respectively, denominated in Canadian dollars. At December 31, 2002, 2001, and 2000, borrowings under Company committed lines of credit were $3.0 million, $4.5 million, and $3.0 million, respectively. The Company had committed lines of credit available of $264.7 million, $413.1 million, and $515.3 million at December 31, 2002, 2001, and 2000, respectively.

        The Company also had a $15.9 million, $15.7 million, and $16.7 million uncommitted line of credit denominated in Canadian dollars at December 31, 2002, 2001, and 2000, respectively.

NOTE 13--EMPLOYEE BENEFITS

Retirement Plans. A majority of the Company’s employees are covered by a noncontributory profit sharing plan. This plan provides for annual employer contributions based upon a formula related primarily to earnings before federal income taxes, limited to 25% of the total compensation paid to all eligible employees. The Company also sponsors additional defined contribution plans, which cover most of the other employees. Provisions under all plans were $50.0 million, $47.6 million, and $42.4 million, for the years ended December 31, 2002, 2001, and 2000, respectively.

        Postretirement Benefits. The Company has a postretirement healthcare benefits plan that provides coverage to its retired employees and their dependents should they elect to maintain such coverage. A majority of the Company’s U.S. employees become eligible for participation when they qualify for retirement while working for the Company. Participation in the plan is voluntary and requires participants to make contributions toward the cost of the plan, as determined by the Company.

        The net periodic benefits costs charged to operating expenses included the following components:

-------------------------------------------------------------------
                                 For the Years Ended December 31,
-------------------------------------------------------------------

   (In thousands of dollars)       2002          2001          2000
-------------------------------------------------------------------

   Service cost                $  5,332       $ 3,442       $ 3,083
   Interest cost                  5,097         3,689         3,189
   Expected return
     on assets                   (1,192)       (1,421)       (1,563)
   Amortization of
     transition asset
     (22-year amortization)        (143)         (143)         (143)
   Amortization of
     unrecognized
     losses (gains)               1,079          (144)         (724)
   Amortization of
     prior service cost             (75)          (75)          (75)
-------------------------------------------------------------------

     Net periodic
       benefits cost           $ 10,098       $ 5,348       $ 3,767
===================================================================

        A reconciliation of the beginning and ending balances of the accumulated postretirement benefit obligation (APBO), the fair value of assets, and the funded status of the benefit obligation were as follows:

-----------------------------------------------------------------------
  (In thousands of dollars)          2002           2001           2000
-----------------------------------------------------------------------

   Benefit obligation
     at the beginning
     of the year                 $ 62,811       $ 49,044       $ 40,394
       Service cost                 5,332          3,442          3,083
       Interest cost                5,097          3,689          3,189
       Plan participant
         contributions                929            882            762
       Actuarial loss              18,956          7,960          3,598
       Benefits paid               (2,984)        (2,206)        (1,982)
-----------------------------------------------------------------------

   Benefit obligation
     at the end
     of the year                   90,141         62,811         49,044
-----------------------------------------------------------------------

   Fair value of
     plan assets at
     beginning of year             19,866         20,505         22,188
       Actual loss on
         plan assets               (3,738)        (2,785)        (1,848)
       Employer
         contributions              5,940          3,470          1,385
       Plan participant
         contributions                929            882            762
       Benefits paid               (2,984)        (2,206)        (1,982)
-----------------------------------------------------------------------

   Fair value of plan
     assets at the
     end of the year               20,013         19,866         20,505
-----------------------------------------------------------------------

   Funded status                  (70,128)       (42,945)       (28,539)
   Unrecognized
     transition asset              (1,714)        (1,856)        (1,999)
   Unrecognized
     net actuarial
     losses (gains)                31,669          8,863         (3,447)
   Unrecognized prior
     service cost                    (625)          (702)          (777)
-----------------------------------------------------------------------

   Accrued postretirement
     benefits cost               $(40,798)      $(36,640)      $(34,762)
=======================================================================

        The benefit obligation was determined by applying the terms of the plan and actuarial models required by SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” These models include various actuarial assumptions, including discount rates, assumed rates of return on plan assets, and healthcare cost trend rates. The actuarial assumptions also anticipate future cost-sharing changes to retiree contributions that will maintain the current cost-sharing ratio between the Company and the retirees. The Company evaluates its actuarial assumptions on an annual basis and considers changes in these long-term factors based upon market conditions, historical experience, and the requirements of SFAS No. 106.

        The following assumptions were used in accounting for postretirement benefits:

-----------------------------------------------------------
                               2002        2001        2000
-----------------------------------------------------------

   Discount rate               6.5%        7.0%        7.5%
   Expected long-term
     rate of return on
     plan assets,
     net of tax at 40%         5.4%        6.0%        6.0%
   Initial healthcare
     cost trend rate          10.0%        8.1%        8.5%
   Ultimate healthcare
     cost trend rate           5.0%        5.0%        5.0%
   Year ultimate healthcare
     cost trend
     rate reached              2014        2010        2010
-----------------------------------------------------------

        The discount rate assumptions reflect the rates available on high-quality fixed income debt instruments on December 31 of each year.

        The Company has established a Group Benefit Trust as the vehicle to fund the plan and process benefit payments. The funding of the trust is an estimated amount which is intended to allow the maximum deductible contribution under the Internal Revenue Code of 1986, as amended, and was $5.9 million, $3.5 million, and $1.4 million, for the years ended December 31, 2002, 2001, and 2000, respectively. The assets of the trust are invested in Standard & Poor’s 500 index (S&P 500) funds. The Company uses long-term historical actual return on the plan assets and the historical performance of the S&P 500 to develop its expected return on plan assets. The required use of expected long-term rate of return on plan assets may result in recognized income that is greater or less than the actual return on plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns and, therefore, result in a pattern of income and expense recognition that more closely matches the pattern of the services provided by the employees. The change in the expected long-term rate of return on plan assets did not have a material effect on the net periodic benefit cost for the year ended December 31, 2002.

        The Company reviews external data and its own historical trends for healthcare costs to determine the healthcare cost trend rates. If the assumed healthcare cost trend rate increased by one percentage point for each year, the APBO as of December 31, 2002, would increase by $18.0 million. The aggregate of the service cost and interest cost components of the 2002 net periodic postretirement benefits expense would increase by $2.4 million. If the assumed healthcare cost trend rate decreased by one percentage point for each year, the APBO as of December 31, 2002, would decrease by $14.3 million. The aggregate of the service cost and interest cost components of the 2002 net periodic postretirement benefits expense would decrease by $1.9 million.

Note 14—LONG-TERM DEBT

Long-term debt consisted of the following:

-------------------------------------------------------------------
                                         As of December 31,
-------------------------------------------------------------------

  (In thousands of dollars)        2002          2001          2000
-------------------------------------------------------------------

   Commercial paper            $114,798      $     --      $     --
   Uncommitted revolving
     credit facility                 --       113,324       120,363
   Industrial development
     revenue and private
     activity bonds              11,400        17,415        27,650
   Other                             --            --            15
-------------------------------------------------------------------

                                126,198       130,739       148,028
   Less current maturities        6,505        12,520        22,770
-------------------------------------------------------------------

                               $119,693      $118,219      $125,258
===================================================================

        During the third quarter of 2002, the Company refinanced a C$180.4 million bank loan that had been designated as a non-derivative hedge of the net investment in the Company’s Canadian subsidiary. The bank loan was replaced with commercial paper. Concurrently, the Company entered into a cross-currency swap. This derivative instrument was designated as a hedge of the net investment in the Company’s Canadian subsidiary and is recognized on the balance sheet at its fair value.

        The two-year cross-currency swap matures on September 27, 2004. The cross-currency swap is based on notional principal amounts of C$180.4 million and U.S.$113.7 million, respectively. Initially the Company gave the counterparty U.S.$113.7 million and received from the counterparty C$180.4 million. The Company receives interest based on the 30-day U.S. commercial paper rate. At December 31, 2002, this rate was 1.31%. The Company pays interest to the counterparty based on the 90-day Canadian Bankers’ Acceptances rate plus 14 basis points. At December 31, 2002, this rate was 2.98%. The outstanding underlying commercial paper was $113.8 million with an interest rate of 1.40% at December 31, 2002. The fair value of the cross-currency swap was $1.0 million as of December 31, 2002, and is included in commercial paper. The Company has the intent and the ability to refinance the underlying commercial paper issued in connection with the cross-currency swap with its credit lines up to and through the swap’s maturity. At maturity of this cross-currency swap, the Company will pay the counterparty C$180.4 million and will receive U.S.$113.7 million.

        The Company formally assesses, on a quarterly basis, whether the cross-currency swap is effective at offsetting changes in the fair value of the underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the cross-currency swap are generally offset by changes in the net investment due to exchange rates. Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” changes in the fair value of this instrument are recognized in foreign currency translation adjustment, a component of accumulated other comprehensive earnings, to offset the change in the value of the net investment of the Canadian investment being hedged. During 2002, the Company included a $1.0 million loss in the accumulated translation adjustment related to this hedge. Any ineffective portion of a financial instrument’s change in fair value is recognized in earnings. The impact to 2002 earnings resulting from the ineffective portion of the hedge was immaterial. The cross-currency swap is an over-the-counter instrument with a liquid market. The Company has established strict counterparty credit guidelines and entered into the transaction with an investment grade financial institution. The Company does not enter into derivative financial instruments for trading purposes.

        The industrial development revenue and private activity bonds include various issues that bear interest at variable rates up to 15%, or variable rates up to 78.2% of the prime rate, and come due in various amounts from 2003 through 2021. Interest rates on some of the issues are subject to change at certain dates in the future. The bondholders may require the Company to redeem certain bonds concurrent with a change in interest rates and certain other bonds annually. In addition, $6.5 million of these bonds had an unsecured liquidity facility available at December 31, 2002, for which the Company compensated a bank through a commitment fee of 0.07%. There were no borrowings related to this facility at December 31, 2002. The Company classified $6.5 million, $12.5 million and $22.8 million of bonds currently subject to redemption options in current maturities of long-term debt at December 31, 2002, 2001, and 2000, respectively.

        The aggregate amounts of long-term debt maturing in each of the five years subsequent to December 31, 2002, are as follows:

------------------------------------------------------------
                                        Amounts     Amounts
                                  Payable Under  Subject to
                                       Terms of  Redemption
   (In thousands of dollars)         Agreements     Options
------------------------------------------------------------

   2003                                $     --      $6,505
   2004                                 114,798          --
   2005                                      --       4,895
   2006                                      --          --
   2007                                      --          --
------------------------------------------------------------

        The Company’s debt instruments include only standard affirmative and negative covenants that are normal in debt instruments of similar amounts and structure. The Company’s debt instruments do not contain financial or performance covenants restrictive to the business of the Company, reflecting its strong financial position.

        The Company is in compliance with all debt covenants for the year ended December 31, 2002.

NOTE 15--LEASES

The Company leases certain land, buildings, and equipment. The Company capitalizes all significant leases that qualify as capital leases.

        At December 31, 2002, the approximate future minimum aggregate payments for all leases were as follows:

Real
(In thousands of dollars)	Property

Operating Leases
2003	$17,219
2004	13,159
2005	9,874
2006	6,282
2007	4,665
Thereafter	6,804

Total minimum payments required	$58,003
Less amounts representing sublease income	769

$57,234

        Total rent expense, including both items under lease and items rented on a month-to-month basis, was $20.9 million, $18.8 million, and $20.8 million, for 2002, 2001, and 2000, respectively.

NOTE 16--STOCK INCENTIVE PLANS

The Company maintains stock incentive plans under which the Company may grant a variety of incentive awards to employees. Shares of common stock were authorized for issuance under the plans in connection with awards of non-qualified stock options, stock appreciation rights, restricted stock, phantom stock rights, and other stock-based awards.

        The plans authorize the granting of options to purchase shares at a price of not less than 100% of the closing market price on the last trading day preceding the date of grant. The options expire no later than ten years after the date of grant.

        Shares relating to terminated, surrendered, or canceled options and stock appreciation rights, to forfeited restricted stock or other awards, or to transactions that result in fewer shares being issued under the plans, are again available for awards under the plans.

        In 2001, a broad-based stock option grant covering 764,400 shares was made to employees who had a minimum of five years of service and who were not participants in other stock option programs. In 2002, the Company continued to give broad-based stock option grants by granting options covering 74,300 shares to those employees who reached major service milestones.

        The plans authorize the granting of restricted stock, which is held by the Company pursuant to the terms and conditions related to the applicable grants. Except for the right of disposal, holders of restricted stock have full shareholders’ rights during the period of restriction, including voting rights and the right to receive dividends.

        There were 110,000 shares of restricted stock issued in 2002 with a weighted average fair market value of $56.31 per share. There were 247,275 shares of restricted stock issued in 2001 with a weighted average fair market value of $33.30 per share. There were 367,500 shares of restricted stock issued in 2000 with a weighted average fair market value of $41.90 per share. The shares vest over periods from two to ten years from issuance, although accelerated vesting is provided in certain instances. Restricted stock released totaled 112,000, 87,000, and 5,000 shares in 2002, 2001, and 2000, respectively. Compensation expense related to restricted stock awards is based upon market prices at the date of grant and is charged to earnings on a straight-line basis over the period of restriction. Total compensation expense related to restricted stock was $6.4 million, $8.9 million, and $6.3 million in 2002, 2001, and 2000, respectively. In 2001, $2.2 million of restricted stock compensation expense related to the 2001 digital business restructuring was included in restructuring charges.

        In 2002, 95,720 shares of restricted stock were converted into a like number of restricted stock units, which are subject to the same vesting provisions as the original restricted stock. These restricted stock units are to be settled, at various times after vesting, by the delivery of unrestricted shares of Company common stock on a one for one basis.

        On March 26, 2001, a group of 83 executive officers and other key managers bought 787,020 treasury shares from the Company at the then-current market price of the shares. Cash proceeds from the sale, which amounted to $24.4 million, were used by the Company to repurchase shares of the Company’s stock on the open market. Executives who met a threshold purchase requirement of one times their annual base salary received a 25% matching grant of restricted stock that will vest if they remain with the Company and hold their purchased shares for a minimum of two years. The grant totaled 192,275 shares of restricted stock. Most employees financed their purchases through loans arranged with a local bank. The principal of each loan is payable by the employee on April 16, 2003, or earlier, upon termination of employment, sale by the borrower of shares under the program, or the occurrence of certain financial or other events affecting the employee or the Company. Among the financial and other events affecting the Company (triggering events) are a default on certain other indebtedness, a change in control, and a merger or sale of substantially all of the Company’s assets. The Company entered into a Note Purchase Agreement with the bank, agreeing to purchase the loan of any employee as a result of the employee’s failure to repay the loan when due or the occurrence of a triggering event. Should the Company be obliged to purchase any loan under the Note Purchase Agreement, the employee would be liable to the Company for the outstanding principal and accrued interest in accordance with the note’s terms. The Company has not recognized a liability for any potential defaults associated with this contingent credit risk under the program as of December 31, 2002. Nor has the Company been called upon to purchase any loan or make any payments as a result of any employee default or triggering event. As of December 31, 2002, 70 employees had loans outstanding to the bank aggregating $22.4 million, the largest of which was $4.4 million. In compliance with new statutory requirements the Company will not continue the program.

        The Company has adopted a Director Stock Plan in which non-employee directors participate. A total of 368,630 shares of common stock were available for issuance under the plan as of December 31, 2002.

        A retainer fee for board service is paid to non-employee directors in the form of an annual award under the Director Stock Plan of unrestricted shares of common stock. The number of shares is equal to the retainer fee divided by the fair market value of a share of common stock at the time of the award, rounded up to the next ten-share increment. Total shares granted were 5,850, 8,130, and 6,480 in 2002, 2001, and 2000, respectively.

        Additionally, non-employee directors receive under the Director Stock Plan an annual grant, denominated in dollars, of options to purchase shares of common stock. The number of shares covered by each option is equal to the dollar amount divided by the fair market value of a share of common stock at the time of the award, rounded to the next ten-share increment. The options are issued at market price at date of grant. The options are fully exercisable upon award and have a ten-year term. Total option awards covered 14,850, 19,200, and 16,560 shares in 2002, 2001, and 2000, respectively.

        The Company awards stock units under the Director Stock Plan in connection with deferrals of director fees and dividend equivalents on existing stock units. A stock unit is the economic equivalent of a share of common stock. Deferred fees and dividend equivalents on existing stock units are converted into stock units on the basis of the market value of the stock at the relevant times. Payment of the value of stock units is scheduled to be made after termination of service as a director. As of December 31, 2002, ten directors held stock units. As of December 31, 2001 and 2000, ten and nine directors held stock units, respectively. The Company recognized expense for these stock units of $0.5 million, $0.4 million, and $0.4 million for 2002, 2001, and 2000, respectively. Total stock units outstanding were 45,556, 45,844, and 45,765 as of December 31, 2002, 2001, and 2000, respectively.

        Transactions involving stock options are summarized as follows:

------------------------------------------------------------
                                       Weighted
                             Shares     Average
                            Subject   Price Per     Options
                          to Option       Share Exercisable
------------------------------------------------------------

   Outstanding at
     January 1, 2000      4,609,760      $39.23   2,239,940
                                                ============
       Granted            1,974,650      $43.17
       Exercised           (301,860)     $23.68
       Canceled or
         expired           (329,140)     $45.85
-----------------------------------------------
   Outstanding at
     December 31, 2000    5,953,410      $40.96   2,363,810
                                                ============

       Granted            3,080,780      $39.26
       Exercised           (385,567)     $26.13
       Canceled or
         expired           (259,036)     $42.78
-----------------------------------------------
   Outstanding at
     December 31, 2001    8,389,587      $40.96   2,826,979
                                                ============

       Granted            2,080,005      $54.50
       Exercised           (706,102)     $33.68
       Canceled or
         expired           (298,652)     $42.19
-----------------------------------------------
   Outstanding at
     December 31, 2002    9,464,838      $44.44   3,320,888
===========================================================

        All options were issued at market price on the date of grant. Options were issued with initial vesting periods ranging from immediate to six years.

        Information about stock options outstanding and exercisable as of December 31, 2002, is as follows:

------------------------------------------------------------
                      Options Outstanding
------------------------------------------------------------

                                         Weighted Average
------------------------------------------------------------

                                      Remaining
   Range of                  Number Contractual    Exercise
   Exercise Prices      Outstanding        Life       Price
------------------------------------------------------------

   $29.38-$37.50          3,320,480   6.4 years     $36.13
   $38.75-$47.25          2,468,678   7.6            43.62
   $48.00-$57.07          3,675,680   7.8            52.49
------------------------------------------------------------
                          9,464,838   7.3 years     $44.44

------------------------------------------------------------
                      Options Exercisable
------------------------------------------------------------

   Range of                  Number        Weighted Average
   Exercise Prices      Exercisable          Exercise Price
------------------------------------------------------------

   $29.38-$37.50          1,302,975                  $34.19
   $38.75-$47.25            375,363                   43.52
   $48.00-$57.07          1,642,550                   49.95
------------------------------------------------------------

                          3,320,888                  $43.04
------------------------------------------------------------

        Shares available for issuance in connection with awards of stock options, stock appreciation rights, phantom stock, stock units, shares of common stock, and restricted shares of common stock to employees and directors were 2,161,563, 3,805,674, and 768,168 at December 31, 2002, 2001, and 2000, respectively.

        In accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company has elected to continue to account for stock compensation under Accounting Principles Board Opinion No. 25. Pro forma net earnings and earnings per share, as calculated under SFAS No. 123, are as follows:

--------------------------------------------------------------------------
                                    For the Years Ended December 31,
--------------------------------------------------------------------------

 (In thousands of dollars,
 except for per
 share amounts)                     2002             2001             2000
--------------------------------------------------------------------------

 Net earnings, pro forma    $    196,860   $      162,269   $      183,131
 Earnings per share,
   pro forma:
   Basic                    $       2.14   $         1.74   $         1.97
   Diluted                  $       2.10   $         1.72   $         1.94
--------------------------------------------------------------------------

        The weighted average fair value of the stock options granted during 2002, 2001, and 2000 was $14.77, $10.89, and $13.65, respectively. The fair value of each option grant was estimated using the Black-Scholes option-pricing model based on the date of the grant and the following weighted average assumptions:

------------------------------------------------------------
                               2002        2001        2000
------------------------------------------------------------

   Risk-free interest rate     4.9%        5.1%        6.4%
   Expected life            7 years     7 years     7 years
   Expected volatility        20.1%       20.1%       20.1%
   Expected dividend yield     1.8%        1.8%        1.8%
------------------------------------------------------------
NOTE 17--CAPITAL STOCK

The Company had no shares of preferred stock outstanding as of December 31, 2002, 2001, and 2000. The activity of outstanding common stock and common stock held in treasury was as follows:

	2002		2001		2000

	Outstanding	Treasury	Outstanding	Treasury	Outstanding	Treasury
	Common Stock	Stock	Common Stock	Stock	Common Stock	Stock

Balance at beginning of period	93,344,641	15,129,062	93,932,870	14,104,212	93,381,686	14,079,292
Exercise of stock options	582,243	(1,000)	332,217	--	279,104	--
Issuance of restricted
stock, net of 35,224,
28,216, and 0 shares
retained, respectively	74,776	--	219,059	--	367,500	--
Cancellation of restricted shares	(16,360)	--	(114,655)	--	(70,500)	--
Conversion of restricted stock
to restricted stock units	(95,720)	--	--	--	--	--
Purchase of 4,801,600 shares
of stock, net of 4,695,725
treasury shares transferred
in connection with related
party transaction	(105,875)	105,875	--	--	--	--
Purchase of treasury shares,
net of 5,850, 8,130, and
6,480 shares issued, respectively	(2,215,650)	2,215,650	(1,811,870)	1,811,870	(24,920)	24,920
Issuance of treasury shares related
to executive stock purchase	--	--	787,020	(787,020)	--	--

Balance at end of period	91,568,055	17,449,587	93,344,641	15,129,062	93,932,870	14,104,212

NOTE 18--INCOME TAXES

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company does not provide for a U.S. income tax liability on undistributed earnings of its foreign subsidiaries. The earnings of non-U.S. subsidiaries, which reflect full provision for non-U.S. income taxes, are indefinitely reinvested in those non-U.S. operations or will be remitted substantially free of additional tax.

Income tax expense consisted of:
------------------------------------------------------------
                            For the Years Ended December 31,
------------------------------------------------------------

   (In thousands of dollars)   2002        2001        2000
------------------------------------------------------------

   Current provision:
     Federal               $138,804    $106,322    $116,253
     State                   24,696      18,998      22,948
     Foreign                  5,329       6,368       7,103
------------------------------------------------------------

     Total current          168,829     131,688     146,304
   Deferred tax benefits     (6,480)     (8,938)     (7,612)
------------------------------------------------------------

   Total provision         $162,349    $122,750    $138,692
============================================================

        The income tax effects of temporary differences that gave rise to the net deferred tax asset were:

	As of December 31,
(In thousands of dollars)	2002	2001	2000

Current deferred tax assets:
Inventory valuations	$ 38,583	$ 37,810	$ 33,216
Administrative and general expenses deducted on a paid basis for tax
purposes	52,090	55,850	45,582
Employment-related benefits expense	4,581	3,683	3,120
Other	82	111	159

Total current deferred tax assets	$ 95,336	$ 97,454	$ 82,077

Noncurrent deferred tax (liabilities) assets:
Purchased tax benefits	$(11,854)	$(12,540)	$(13,283)
Temporary differences related to property, buildings, and equipment	(5,273)	(5,329)	(6,749)
Intangible amortization	6,723	3,623	8,493
Deferred tax liability of foreign investment corporation	--	(11,359)	(7,553)
Employment-related benefits expense	27,810	25,638	24,793
Foreign net operating loss carryforwards	10,032	10,618	8,217
Unrealized losses (gains) on investments	470	(3,378)	(362)
Capital loss carryforwards	1,950	3,316	--
Other	2,665	2,106	3,481

Total noncurrent deferred tax asset	32,523	12,695	17,037
Less valuation allowance	(11,982)	(13,934)	(8,217)

Net noncurrent deferred tax asset (liability)	20,541	(1,239)	8,820

Net deferred tax asset	$ 115,877	$ 96,215	$ 90,897

        The purchased tax benefits represent lease agreements acquired in prior years under the provisions of the Economic Recovery Act of 1981.

        At December 31, 2002, the Company has approximately $28.0 million of foreign operating loss carryforwards related to a foreign operation, which begin to expire in 2004. The valuation allowance represents a provision for uncertainty as to the realization of these carryforwards.

        In addition, the Company recorded a valuation allowance to reflect the estimated amount of deferred tax assets that may not be realized due to capital loss carryforward limitations. The changes in the valuation allowance were as follows:

-------------------------------------------------------------
                             For the Years Ended December 31,
-------------------------------------------------------------

   (In thousands of dollars)    2002        2001         2000
-------------------------------------------------------------

   Beginning balance         $13,934      $8,217       $6,492
   Foreign net operating
     loss carryforwards
     (decrease) increase        (586)      2,401        1,725
   Capital loss carryforwards
     (decrease) increase      (1,366)      3,316           --
-------------------------------------------------------------

   Ending balance            $11,982     $13,934       $8,217
=============================================================

        A reconciliation of income tax expense with federal income taxes at the statutory rate follows:

---------------------------------------------------------------------
                                  For the Years Ended December 31,
---------------------------------------------------------------------

 (In thousands of dollars)         2002           2001           2000
---------------------------------------------------------------------

   Federal income
     taxes at the
     statutory rate            $139,243       $104,048       $119,857
   Foreign rate
     differences                  1,631          1,725          1,578
   State income taxes,
     net of federal
     income tax benefits         15,404         12,349         13,197
   Other-net                      6,071          4,628          4,060
---------------------------------------------------------------------

     Income tax expense        $162,349       $122,750       $138,692
=====================================================================

     Effective tax rate            40.8%          41.3%          41.8%
=====================================================================

NOTE 19--EARNINGS PER SHARE

Basic earnings per share is based on the weighted average number of shares outstanding during the year. Diluted earnings per share is based on the combination of weighted average number of shares outstanding and dilutive potential shares.

        The following table sets forth the computation of basic and diluted earnings per share:

	For the Years Ended December 31,

(In thousands, except for per share amounts)	2002	2001	2000

Earnings before cumulative effect of accounting change	$ 235,488	$174,530	$192,903
Cumulative effect of accounting change	(23,921)	--	--

Net earnings	$ 211,567	$174,530	$192,903

Denominator for basic earnings per share-weighted average shares	91,982	93,189	93,004
Effect of dilutive securities-stock based compensation	2,321	1,539	1,220

Denominator for diluted earnings per share-weighted average shares
adjusted for dilutive securities	94,303	94,728	94,224

Basic earnings per share before cumulative effect of accounting change	$ 2.56	$ 1.87	$ 2.07
Cumulative effect of accounting change	(0.26)	--	--

Basic earnings per common share	$ 2.30	$ 1.87	$ 2.07

Diluted earnings per share before cumulative effect of accounting change	$ 2.50	$ 1.84	$ 2.05
Cumulative effect of accounting change	(0.26)	--	--

Diluted earnings per common share	$ 2.24	$ 1.84	$ 2.05

NOTE 20--PREFERRED SHARE PURCHASE RIGHTS

The Company has a Shareholder Rights Plan, under which there is outstanding one preferred share purchase right (Right) for each outstanding share of the Company’s common stock. Each Right, under certain circumstances, may be exercised to purchase one one-hundredth of a share of Series A-1999 Junior Participating Preferred Stock (intended to be the economic equivalent of one share of the Company’s common stock) at a price of $250.00, subject to adjustment. The Rights become exercisable only after a person or a group, other than a person or group exempt under the plan, acquires or announces a tender offer for 15% or more of the Company’s common stock. If a person or group, other than a person or group exempt under the plan, acquires 15% or more of the Company’s common stock or if the Company is acquired in a merger or other business combination transaction, each Right generally entitles the holder, other than such person or group, to purchase, at the then-current exercise price, stock and/or other securities or assets of the Company or the acquiring company having a market value of twice the exercise price.

        The Rights expire on May 15, 2009, unless earlier redeemed. They generally are redeemable at $.001 per Right until thirty days following announcement that a person or group, other than a person or group exempt under the plan, has acquired 15% or more of the Company’s common stock. The Rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings of the Company.

NOTE 21--SEGMENT INFORMATION

The Company reports three segments: Branch-based Distribution, Lab Safety, and Integrated Supply. The Branch-based Distribution segment provides customers with solutions to their immediate facilities maintenance needs. Branch-based Distribution is an aggregation of the following: Industrial Supply, Acklands (Canada), FindMRO, Export, Global Sourcing, Parts, Grainger, S.A. de C.V. (Mexico), and Grainger Caribe Inc. (Puerto Rico). In April 2001, the Company discontinued its Digital segment except FindMRO, which became part of Branch-based Distribution. See Note 5 to the Consolidated Financial Statements. Lab Safety is a direct marketer of safety and other industrial products. Integrated Supply serves customers who have chosen to outsource a portion or all of their indirect materials management processes. In 2000, the Integrated Supply segment also included a few other minor businesses.

        After the shutdown of the Digital segment in the second quarter of 2001, FindMRO was included, on a prospective basis only, in the Branch-based Distribution segment. Separate books and records for FindMRO were not maintained prior to the shutdown. Thus, extracting the operating results of FindMRO for restatement purposes was impracticable.

        The Company’s segments offer differing ranges of services and products and require different resources and marketing strategies. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment transfer prices are established at external selling prices, less costs not incurred due to the related party sale.

	2002

	Branch-based		Lab	Integrated
(In thousands of dollars)	Distribution	Digital	Safety	Supply	Total

Total net sales	$ 4,147,955	$ --	$ 286,797	$ 225,967	$ 4,660,719
Intersegment net sales	(15,411)	--	(1,410)	--	(16,821)
Net sales to external customers	$ 4,132,544	$ --	$ 285,387	$ 225,967	$ 4,643,898

Segment operating earnings	$ 394,861	$ --	$ 47,105	$ 6,231	$ 448,197

Segment assets	$ 1,872,471	$ --	$ 104,372	$ 29,539	$ 2,006,382
Depreciation and amortization	68,966	--	6,421	1,214	76,601
Additions to long-lived assets	123,039	--	2,127	1,581	126,747

	2001

	Branch-based		Lab	Integrated
(In thousands of dollars)	Distribution	Digital	Safety	Supply	Total

Total net sales	$ 4,251,596	$ 29,979	$ 324,797	$ 190,811	$ 4,797,183
Intersegment net sales	(13,436)	(28,138)	(1,292)	--	(42,866)
Net sales to external customers	$ 4,238,160	$ 1,841	$ 323,505	$ 190,811	$ 4,754,317

Segment operating earnings (loss)	$ 386,331	$(49,227)	$ 51,114	$ 449	$ 388,667

Segment assets	$ 1,804,216	$ --	$ 114,030	$ 27,401	$ 1,945,647
Depreciation and amortization	75,686	1,383	8,012	617	85,698
Additions to long-lived assets	71,281	639	2,157	185	74,262

	2000

				Integrated
	Branch-based		Lab	Supply
(In thousands of dollars)	Distribution	Digital	Safety	and Other	Total

Total net sales	$ 4,483,777	$ 55,683	$ 330,108	$ 180,852	$ 5,050,420
Intersegment net sales	(13,156)	(54,270)	(951)	(4,999)	(73,376)
Net sales to external customers	$ 4,470,621	$ 1,413	$ 329,157	$ 175,853	$ 4,977,044

Segment operating earnings (losses)	$ 397,252	$ (48,207)	$ 55,037	$(13,257)	$ 390,825

Segment assets	$ 2,016,220	$ 9,933	$ 111,961	$ 54,095	$ 2,192,209
Depreciation and amortization	74,389	1,170	9,784	2,334	87,677
Additions to long-lived assets	72,606	8,153	7,397	2,990	91,146

        Following are reconciliations of the segment information with the consolidated totals per the financial statements:

--------------------------------------------------------------------------------
(In thousands of dollars)             2002                2001              2000
 -------------------------------------------------------------------------------

   Operating Earnings:
   Total operating
     earnings for
     reportable segments       $   448,197         $   388,667      $   390,825
   Unallocated expenses            (55,042)            (50,094)         (55,705)
--------------------------------------------------------------------------------

     Total consolidated
       operating earnings      $   393,155         $   338,573      $   335,120
================================================================================

   Assets:
   Total assets for
     reportable segments       $ 2,006,382         $ 1,945,647      $ 2,192,209
   Unallocated assets              431,066             385,599          267,392
-------------------------------------------------------------------------------

     Total consolidated
       assets                  $ 2,437,448         $ 2,331,246      $ 2,459,601
===============================================================================

                                           2002
------------------------------------------------------------------
                                 Segment              Consolidated
(In thousands of dollars)        Totals   Adjustments        Total
------------------------------------------------------------------

   Other significant items:
   Depreciation and
     amortization              $ 76,601  $   16,887     $   93,488
   Additions to
     long-lived assets         $126,747  $   17,278     $  144,025

------------------------------------------------------------------
                                                        Long-lived
   Geographic Information:                 Revenues         Assets
------------------------------------------------------------------

   United States                         $4,215,483     $  764,249
   Canada                                   342,489        117,391
   Other foreign countries                   85,926          4,109
------------------------------------------------------------------

                                         $4,643,898     $  885,749
==================================================================

                                                           2001
--------------------------------------------------------------------------------
                                      Segment                       Consolidated
(In thousands of dollars)             Totals        Adjustments            Total
--------------------------------------------------------------------------------

   Other significant items:
   Depreciation and
     amortization                 $ 85,698          $   17,511        $  103,209
   Additions to
     long-lived assets            $ 74,262          $   32,906        $  107,168

                                                                      Long-lived
   Geographic Information:                            Revenues            Assets
--------------------------------------------------------------------------------

   United States                                    $4,275,852        $  725,096
   Canada                                              392,433           154,163
   Other foreign countries                              86,032             5,149
--------------------------------------------------------------------------------

                                                    $4,754,317        $  884,408
================================================================================

                                                         2000
--------------------------------------------------------------------------------

                                     Segment                        Consolidated
   (In thousands of dollars)          Totals        Adjustments            Total
--------------------------------------------------------------------------------

   Other significant items:
   Depreciation and
     amortization                 $   87,677        $   19,216        $  106,893
   Additions to
     long-lived assets            $   91,146        $    3,767        $   94,913

                                                                      Long-lived
   Geographic Information:                            Revenues            Assets
--------------------------------------------------------------------------------

   United States                                    $4,475,425        $  718,954
   Canada                                              404,320           170,434
   Other foreign countries                              97,299             2,288
--------------------------------------------------------------------------------

                                                    $4,977,044        $  891,676
================================================================================

        Long-lived assets consist of property, buildings, equipment, capitalized software, goodwill, and other intangibles.

        Revenues are attributed to countries based on the location of the customer.

        Unallocated expenses and unallocated assets primarily relate to the Company headquarters' support services, which are not part of any business segment. Unallocated expenses include payroll and benefits, depreciation, and other costs associated with headquarter-related support services. Unallocated assets include non-operating cash and cash equivalents, prepaid expenses, and property, buildings and equipment, net.

NOTE 22-SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly information for 2002 and 2001 is as follows:

	2002 Quarter Ended

(In thousands of dollars, except for per share amounts)	March 31	June 30	September 30	December 31	Total

Net sales	$1,125,265	$1,194,792	$1,203,400	$ 1,120,441	$ 4,643,898
Cost of merchandise sold	742,236	795,230	800,840	707,380	3,045,686
Gross profit	383,029	399,562	402,560	413,061	1,598,212
Warehousing, marketing,
and administrative expenses	293,069	305,298	302,370	306,259	1,206,996
Restructuring credit	--	--	--	(1,939)	(1,939)
Operating earnings	89,960	94,264	100,190	108,741	393,155
Net earnings	34,537	54,499	59,953	62,578	211,567
Earnings per share-basic	0.37	0.59	0.65	0.69	2.30
Earnings per share-diluted	$ 0.36	$ 0.57	$ 0.64	$ 0.67	$ 2.24

	2001 Quarter Ended

(In thousands of dollars, except for per share amounts)	March 31	June 30	September 30	December 31	Total

Net sales	$1,219,420	$1,225,040	$1,199,358	$ 1,110,499	$ 4,754,317
Cost of merchandise sold	824,509	830,124	803,507	706,890	3,165,030
Gross profit	394,911	394,916	395,851	403,609	1,589,287
Warehousing, marketing,
and administrative expenses	311,222	301,228	300,474	298,720	1,211,644
Restructuring charge (credit)	--	40,000	--	(930)	39,070
Operating earnings	83,689	53,688	95,377	105,819	338,573
Net earnings	42,175	14,820	56,022	61,513	174,530
Earnings per share-basic	0.45	0.16	0.60	0.66	1.87
Earnings per share-diluted	$ 0.45	$ 0.15	$ 0.59	$ 0.65	$ 1.84

        In 2002, the Company reduced $1.9 million of the restructuring reserve related to the shutdown of Material Logic to reflect management’s current estimate of costs. See Note 5 to Consolidated Financial Statements.

        In the 2002 first quarter, the Company recorded a cumulative effect of a change in accounting of $23.9 million after-tax. See Note 3 to Consolidated Financial Statements.

        In 2001, the Company recorded charges relating to the shutdown of its Material Logic business unit and other restructuring charges. See Note 5 to Consolidated Financial Statements.

NOTE 23--RELATED PARTY TRANSACTION

On February 28, 2002, the Company purchased substantially all of the assets, consisting of 4,801,600 shares of Company common stock and cash, of Mountain Capital Corporation, a Nevada corporation (MCC). In exchange, the Company transferred to MCC 4,695,725 shares of Company common stock. The number of shares transferred reflected a 1.5% discount (72,024 shares) from the number of shares received, and additionally reflected other adjustments designed to reimburse the Company for its direct transaction expenses of $0.6 million (10,549 shares) and for the Company’s payment of indebtedness of MCC of $1.3 million (23,302 shares). The effect on the Company of this transaction was to increase the number of shares held as Treasury stock, thereby reducing the number of shares outstanding by 105,875 shares. The shares received by MCC from the Company were subsequently distributed to the MCC shareholders pursuant to a plan of complete liquidation of MCC.

        The transaction documentation includes:

(i)	a Purchase Agreement containing the terms and conditions of the transaction;
(ii)	an Escrow Agreement providing for the pledge by MCC of 10% of the shares received in the transaction, and the pledge by the MCC shareholders of the escrowed shares, as security for the indemnification obligations and liabilities of MCC and the MCC shareholders; and
(iii)	a Share Transfer Restriction Agreement providing for certain restrictions on the transfer of Company common stock received by or otherwise held by the MCC shareholders and certain other parties to that agreement.

        Prior to the transaction, James D. Slavik, a Company director, was the president and a director of MCC. In addition, Mr. Slavik and certain members of his family owned all of the outstanding stock of MCC either directly or indirectly, including through family trusts of which Mr. Slavik served as trustee. Mr. Slavik was not present and did not participate in any of the deliberations of the Board of Directors or any of its committees relating to the review, consideration, or approval of the transaction.

NOTE 24--UNCLASSIFIED-NET

The components of Unclassified–net were as follows:

----------------------------------------------------------------------
                                   For the Years Ended December 31,
----------------------------------------------------------------------

   (In thousands of dollars)         2002          2001           2000
----------------------------------------------------------------------

   Gains on sales of
     investment securities       $  7,308      $    138       $ 30,017
   Gains on sales
     of fixed assets                6,409         1,613             --
   Other income                     1,106            48            752
----------------------------------------------------------------------

     Total other income            14,823         1,799         30,769
----------------------------------------------------------------------

   Write-down of
     investments                   (3,192)       (7,400)            --
   Losses on sales
     of fixed assets               (1,190)           --           (638)
   Other expense                   (1,144)         (517)          (289)
----------------------------------------------------------------------

     Total other expense           (5,526)       (7,917)          (927)
----------------------------------------------------------------------

   Unclassified-net              $  9,297      $ (6,118)      $ 29,842
======================================================================

NOTE 25--OTHER CONTINGENCIES AND LEGAL MATTERS

The Company has an outstanding guarantee relating to an industrial revenue bond assumed by the buyer of one of the Company’s formerly owned facilities. It also has outstanding guarantees for loans to certain joint ventures. The maximum exposure under these guarantees is $9.0 million. The Company has not recorded any liability relating to these guarantees and believes it is unlikely that material payments will be required.

        As of January 28, 2003, the Company is named, along with numerous other non-affiliated companies, as a defendant in approximately 600 lawsuits brought on behalf of approximately 1,110 named plaintiffs pending in the courts of various states. These lawsuits typically involve claims of personal injury arising from alleged exposure to products containing asbestos and allegedly distributed by the Company. From January 1, 2002, to January 28, 2003, the Company has been dismissed from approximately 60 similar lawsuits, typically because there has not been product identification. The Company has denied, or intends to deny, the allegations in the remaining lawsuits. If a specific product distributed by the Company is identified in any of these lawsuits, the Company would attempt to exercise indemnification remedies against the product manufacturer. In addition, the Company believes that a substantial portion of these claims are covered by insurance. The Company is engaged in active discussions with its insurance carriers regarding the scope and amount of coverage. While the Company is unable to predict the outcome of these lawsuits, it believes that the ultimate resolution will not have, either individually or in the aggregate, a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE 26--SUBSEQUENT EVENTS

On February 14, 2003, Lab Safety Supply, Inc., a wholly owned subsidiary, signed a definitive agreement to acquire Gempler’s, a division of Gempler’s, Inc., for approximately $35 million in cash and the assumption of certain liabilities. Gempler’s is a direct marketer serving the agricultural, horticultural, grounds maintenance, and contractor markets. The Company expects the acquisition to close, subject to standard conditions, in the second quarter of 2003.

        Gempler’s, with 2002 sales of more than $30 million, sells tools, safety supplies, and industrial supplies. Gempler’s will become part of Lab Safety.

MARKETS FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The Company’s common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange under the ticker symbol GWW. The high and low sales prices for the common stock and the dividends declared and paid for each calendar quarter during 2002 and 2001 are shown below.

	Prices

Quarters	High	Low	Dividends

2002
First	$59.40	$46.60	$0.175
Second	59.00	47.09	0.180
Third	50.74	40.40	0.180
Fourth	55.20	39.20	0.180

Year	$59.40	$39.20	$0.715

2001
First	$39.78	$29.51	$0.170
Second	48.00	32.00	0.175
Third	45.25	36.86	0.175
Fourth	48.99	37.85	0.175

Year	$48.99	$29.51	$0.695

The approximate number of shareholders of record of the Company’s common stock as of March 3, 2003, was 1,550.